UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Tuesday, May 21, 2013 at 10:00 a.m., Eastern Time, at 399 Park Avenue, 13th Floor, New York, New York.

The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.

We are pleased to inform you that we are again taking advantage of the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders via the Internet rather than in paper form. Accordingly, we are sending most of our stockholders a notice regarding the availability of the proxy statement and our annual report via the Internet. We believe these rules will expedite your receipt of proxy materials, help conserve natural resources and reduce our printing and mailing costs.

Your vote is important. We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, please vote as soon as possible. Instructions on how to vote are contained in the proxy statement.

Thank you for your continued support of Boston Properties.

Sincerely,

Mortimer B. Zuckerman

Executive Chairman

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2013

The 2013 annual meeting of stockholders of Boston Properties, Inc. will be held on Tuesday, May 21, 2013 at 10:00 a.m., Eastern Time, at 399 Park Avenue, 13th Floor, New York, New York, for the following purposes:

1.	To elect the eleven nominees named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

2.	To hold an advisory vote on named executive officer compensation.

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 27, 2013. If you do not plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

FRANK D. BURT, ESQ.
Secretary

April 5, 2013

Important Notice Regarding the Availability of Proxy Materials for

the Stockholders Meeting to be Held on May 21, 2013

The proxy statement and our 2012 annual report to stockholders are available at

www.edocumentview.com/bxp

PROXY STATEMENT

i

ii

April 5, 2013

BOSTON PROPERTIES, INC.

800 Boylston Street

Suite 1900

Boston, MA 02199-8103

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 5, 2013 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2013 annual meeting of stockholders of Boston Properties, Inc. to be held on Tuesday, May 21, 2013 at 10:00 a.m., Eastern Time, at 399 Park Avenue, 13th Floor, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2012 annual report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2012, available to our stockholders electronically via the Internet. On or about April 5, 2013, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 5, 2013, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2012 annual report is not part of the proxy solicitation material.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation and the ratification of the appointment of our independent registered public accounting firm.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 27, 2013, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name,” you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bostonproperties.com/proxy.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 151,639,524 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting.    If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

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Vote by Internet.    You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 20, 2013. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

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Vote by Telephone.    If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 20, 2013. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice. If you vote by telephone, you do not need to return your proxy card.

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Vote by Mail.    If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

How can I access Boston Properties’ proxy materials electronically?

This proxy statement and our 2012 annual report are available at http://www.edocumentview.com/bxp. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable,

Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bostonproperties.com/proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors and its Committees

Board of Directors.    Boston Properties is currently governed by an eleven member Board of Directors. The current members of our Board of Directors are Mortimer B. Zuckerman, Zoë Baird Budinger, Carol B. Einiger, Dr. Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin and David A. Twardock. Mr. Klein was appointed to our Board of Directors on January 24, 2013 to fill the vacancy resulting from the resignation of Lawrence S. Bacow on September 11, 2012. The Nominating and Corporate Governance Committee oversaw the search process for a new director and the Chairman of the Board initially recommended Mr. Klein to such committee. Mr. Thomas was appointed to our Board of Directors effective April 2, 2013, the date on which he began his service as our Chief Executive Officer.

At the 2013 annual meeting of stockholders, all directors are to be elected for one-year terms until the 2014 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Leadership Structure.    Currently, Mr. Zuckerman serves as Executive Chairman, our most senior executive officer. Mr. Zuckerman co-founded Boston Properties in 1970 and has served as the Chairman of the Board since our initial public offering in June 1997. From June 1997 through January 2010, Edward H. Linde, a co-founder of Boston Properties, served as Chief Executive Officer. Following the passing of Mr. E. Linde on January 10, 2010, Mr. Zuckerman assumed the duties of Chief Executive Officer. In connection with succession planning, on March 10, 2013 we entered into an employment agreement with Mr. Thomas pursuant to which, among other things, Mr. Thomas was hired to become our new Chief Executive Officer effective April 2, 2013. Pursuant to a separate agreement, Mr. Zuckerman has resumed his original role with us and, accordingly, the roles of Chairman and Chief Executive Officer are once again separated. See “Agreements Entered into in Connection with Succession Planning” beginning on page 55.

Boston Properties does not have a lead independent director. Our Board of Directors encourages strong communication among all of our independent directors and the Chairman and believes that it is currently best served without designating a single lead independent director. Our Board of Directors believes that it is able to effectively provide independent oversight of Boston Properties’ business and affairs, including risks facing Boston Properties, without an independent Chairman or a lead independent director through the composition of our Board of Directors, the strong leadership of the independent directors and the independent committees of our Board of Directors, and the other corporate governance structures and processes already in place. Seven of the eleven current members of our Board of Directors are non-management directors who qualify as independent under the New York Stock Exchange Corporate Governance Rules, or the NYSE Rules. All of our directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Director Independence.    Under the NYSE Rules, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)	a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)	a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)

a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)	a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

(g)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

Because Mses. Budinger and Einiger and Messrs. Frenkel, Klein, Lustig, Patricof and Twardock do not have any relationships with us other than those that are deemed not material under the foregoing categorical standards, our Board of Directors has determined that they are “independent directors” for purposes of the NYSE Rules.

Risk Oversight.    Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against Boston Properties and various other matters relating to Boston Properties’ business, (2) the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, development projects, new borrowings and the appointment and retention of Boston Properties’ senior management, (3) the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from Boston Properties’ independent accountants and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a REIT for tax purposes and Boston Properties’ internal control over financial reporting. Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

Meetings.    Our Board of Directors met seven times during 2012. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served). Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All of the directors then serving attended the 2012 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the NYSE Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. The executive sessions are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular executive session or portion of an executive session.

Committees.    Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Audit	Compensation	Nominating and Corporate Governance
Alan J. Patricof, Chair	David A. Twardock, Chair	Zoë Baird Budinger, Chair
Carol B. Einiger	Dr. Jacob A. Frenkel	Joel I. Klein
David A. Twardock		Alan J. Patricof
David A. Twardock

Audit Committee.    Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair) and Twardock and Ms. Einiger. Mr. Twardock was appointed to the Audit Committee on September 10, 2012. Mr. Bacow’s service on the Audit Committee ceased concurrently with this resignation from our Board of Directors on September 11, 2012. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent accountants the scope and results of the audit engagement, (3) approves professional services provided by our independent accountants and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Rules. Our Board of

Directors determined that Mr. Patricof qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Audit Committee Report is included in this proxy statement on page 66. The Audit Committee met eight times during 2012.

Compensation Committee.    Our Board of Directors has established a Compensation Committee consisting of Messrs. Twardock (Chair) and Frenkel. Mr. Bacow’s service on the Compensation Committee ceased concurrently with this resignation from our Board of Directors on September 11, 2012. None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE Rules.

The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. The Compensation Committee’s responsibilities include, among other duties, the responsibility to (1) review and approve the corporate goals and objectives relevant to the compensation of the Chairman, the Chief Executive Officer and certain designated senior executive officers, (2) evaluate the performance of the Chairman, the Chief Executive Officer and designated senior executive officers in light of such goals and objectives and determine and approve compensation of such officers based on such evaluation, (3) review and approve the compensation of other executive officers, (4) review and approve grants and awards under all incentive-based compensation plans and equity-based plans and (5) perform other functions or duties deemed appropriate by our Board of Directors.

The Compensation Committee makes all compensation decisions for all executive officers. With respect to compensation decisions relating to executive officers other than the Chairman, the Compensation Committee takes into consideration recommendations made by the Chairman, the Chief Executive Officer and the President. Decisions regarding the non-equity compensation of other officers and employees are made by the Chairman, the Chief Executive Officer and the President. The Compensation Committee has delegated limited authority to the Chief Executive Officer to make equity grants to employees who are not executive officers. In 2011, the Compensation Committee engaged FTI Consulting, Inc. (“FTI”) and in 2012 the Compensation Committee engaged FPL Associates L.P. (“FPL”), to assist the committee in determining the amount and form of executive compensation. Information concerning the nature and scope of FPL’s assignments and related disclosures is included in “Compensation Discussion and Analysis” beginning on page 24. We have concluded that the work of FPL did not raise any conflict of interest. The Compensation Committee also reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors.

The Compensation Committee Report is included in this proxy statement on page 42. The Compensation Committee met 17 times during 2012.

Nominating and Corporate Governance Committee.    Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Ms. Budinger (Chair) and Messrs. Klein, Patricof and Twardock, each of whom is an independent director under the NYSE Rules. Mr. Klein was appointed to the NCG Committee on January 24, 2013. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. Under its charter, the NCG Committee is responsible for developing and annually reviewing and recommending to the Board a set of corporate governance guidelines. These corporate governance guidelines provide that the NCG Committee, together with our Chairman and our Chief Executive Officer, is responsible for coordinating succession planning by the Board. The NCG Committee, among other functions specified in its charter, is also responsible for identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders. In addition, the NCG Committee is responsible for establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders. The NCG Committee met 14 times during 2012.

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Our Board of Directors also has (1) a Special Transactions Committee, the current members of which are Messrs. Zuckerman and Linde, which may approve acquisitions, dispositions, financings and refinancings involving amounts less than $25 million and may approve refinancings in amounts greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the current members of which are Messrs. Zuckerman, Linde and Lustig, which may approve acquisitions, dispositions, financings and refinancings involving amounts equal to or greater than $25 million but less than $200 million and may approve refinancings in amounts greater than $200 million if the existing debt is increasing by less than $200 million. Mr. Lustig was appointed to the Significant Transactions Committee on October 18, 2012 to replace Mr. Twardock. The Special Transactions Committee held no meetings and took action by written consent four times during 2012. The Significant Transactions Committee did not meet during 2012.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations.    The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2013 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2014 annual meeting of stockholders must be submitted to our Secretary on or before December 6, 2013 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria.    The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE Rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees.    The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with the Board

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), which governs business decisions made and actions taken by our directors, officers and employees. A copy of this Code is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE Rules.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, eleven directors will be elected to serve for one-year terms until the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified. Following the recommendation of the NCG Committee, our Board of Directors has nominated Ms. Zoë Baird Budinger, Ms. Carol B. Einiger, Dr. Jacob A. Frenkel, Mr. Joel I. Klein, Mr. Douglas T. Linde, Mr. Matthew J. Lustig, Mr. Alan J. Patricof, Mr. Owen D. Thomas, Mr. Martin Turchin, Mr. David A. Twardock and Mr. Mortimer B. Zuckerman for election. Each nominee is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Our By-laws provide that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

The majority voting standard will apply to the election of directors at the 2013 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation

The Board of Directors unanimously recommends a vote FOR its nominees, Zoë Baird Budinger, Carol B. Einiger, Jacob A. Frenkel, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Alan J. Patricof, Owen D. Thomas, Martin Turchin, David A. Twardock and Mortimer B. Zuckerman. Properly authorized proxies solicited by the Board will be voted FOR each of the nominees unless instructions to the contrary are given.

Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee and executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

Nominees for Election

Zoë Baird Budinger.    Ms. Zoë Baird Budinger has been a director since May 11, 2005. Since January 1998 she has served as President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national and economic security. Ms. Budinger previously gained extensive experience in the legal profession, including senior governmental positions and positions with large public companies, a prominent law firm and Yale Law School, during which time she has gained significant experience spanning a broad range of legal matters, including corporate governance matters. Ms. Budinger previously had been Senior Vice President and General Counsel of Aetna, Inc., an international insurance company, from 1990 to 1996, and a senior visiting scholar at Yale Law School from 1996 to 1997. Prior to holding such positions, Ms. Budinger had served as Counselor and Staff Executive of General Electric Co., a partner in the international law firm of O’Melveny and Myers, an associate general counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the United States Department of Justice. Ms. Budinger is a member of the Council on Foreign Relations and the Advisory Board for the Lloyd N. Cutler Center for the Rule of Law at the Salzburg Global Seminar and The Trilateral Commission, and she serves on the board of The Chubb Corporation. She also serves as an honorary trustee of The Brookings Institution. She has also served on the Technology & Privacy Advisory Committee to the United States Secretary of Defense from 2003 to 2004, President Clinton’s Foreign Intelligence Advisory Board from 1993 to 2001 and the International Competition Policy Advisory Committee to the United States Attorney General from 1997 to 2000. Ms. Budinger received an undergraduate degree from the University of California at Berkeley with majors in communications and public policy, as well as political science. She also received a JD from the University of California at Berkeley’s Boalt School of Law. She is 60 years old.

Carol B. Einiger.    Ms. Carol B. Einiger has been a director since May 5, 2004. Ms. Einiger has more than 35 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities. Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. Ms. Einiger began her investment career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and head of the Capital Markets Department and the Short-Term Finance Department. In 1988, Ms. Einiger became Executive-in-Residence and Visiting Professor at Columbia Business School, and in 1989 she joined Wasserstein Perella & Co. as Managing Director. She joined the Edna McConnell Clark Foundation in 1992, serving as Chief Financial Officer and then Acting President until 1996. From 1996 through 2005, Ms. Einiger served as Chief Investment Officer of The Rockefeller University, where she was responsible for the management of the University’s endowment. Ms. Einiger is a Director of The New York Stem Cell Foundation, a member of the Board of Overseers of Columbia Business School and a trustee and a member of the Investment Committee of UJA-Federation of New York. She previously served on the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Horace Mann School and the Lasker Foundation; as Vice Chair of the Investment Committee of The Museum of Modern Art; as a Director of Credit Suisse First Boston (USA); and on the Advisory Board of Blackstone Alternative Asset Management. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School

Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School. She is 63 years old.

Dr. Jacob A. Frenkel.    Dr. Jacob A. Frenkel has been a director since February 24, 2010. Dr. Frenkel has worked for more than 40 years in the financial industry, government and academia, during which time he gained significant knowledge of global macroeconomics and experience advising large financial institutions. Dr. Frenkel has been the Chairman of JPMorgan Chase International and a member of the executive committee of JPMorgan Chase & Co. since December 2009. Since November 2009, Dr. Frenkel has served as a director of Loews Corporation, one of the largest diversified holding companies in the United States. Dr. Frenkel is Chairman of the Board of Trustees of the Group of Thirty (G-30), a private, nonprofit, consultative group on international economic and monetary affairs. He has been a member of this group since 1988 and served as Chairman and Chief Executive Officer from 2000 to 2011. He previously served as Vice Chairman of American International Group, Inc. from 2004 to 2009. He was with Merrill Lynch Inc. between 2000 and 2004 and served as Chairman of Merrill Lynch International. Prior to that, he served for two terms as Governor of the Bank of Israel from 1991 to 2000. Dr. Frenkel was also Chairman of the Board of Governors of the Inter-American Development Bank, Vice Chairman of the Board of Governors of the European Bank for Reconstruction and Development and Economic Counselor and Director of Research at the International Monetary Fund. Dr. Frenkel also held numerous academic positions. Between 1971 and 1987, he was at the University of Chicago where he served as the David Rockefeller Professor of International Economics. He received a BA in Economics and Political Science from Hebrew University in Israel and an MA and Ph.D. in Economics from the University of Chicago. He is 70 years old.

Joel I. Klein.    Mr. Joel I. Klein has been a director since January 24, 2013. Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal matters. Mr. Klein has been a Director and Executive Vice President, Office of the Chairman of News Corporation and Chief Executive Officer of Amplify, the education division of News Corporation, since January 2011. From 2002 through 2010, Mr. Klein was Chancellor of the New York City Department of Education where he oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget. He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002. Mr. Klein also served with the Clinton administration in a number of roles, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 until 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, D.C. Mr. Klein received a BA with honors from Columbia University and a JD with honors from Harvard Law School. He has also received honorary degrees from ten colleges and universities. He is 66 years old.

Douglas T. Linde.    Mr. Douglas T. Linde has been a director since January 21, 2010. Mr. Linde serves as President of Boston Properties, Inc. Prior to his appointment to this position in May 2007, he served as Executive Vice President since January 2005 and he also served as Chief Financial Officer and Treasurer from 2000 until November 2007. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and was promoted to Senior Vice President for Financial and Capital Markets in October 1998. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is a member of the Board of Directors of Beth Israel Deaconess Medical Center. He is a member of the Real Estate Roundtable and serves as a director of the Boston Municipal Research Bureau and Jobs for Massachusetts. Mr. Linde also serves on the Urban Studies and Planning Visiting Committee at MIT. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde is 49 years old.

Matthew J. Lustig.    Matthew J. Lustig has been a director since January 20, 2011. Mr. Lustig has worked for more than 25 years in the real estate industry, during which time he gained extensive experience providing strategic and financial advice and execution to clients, and investing in real estate companies and assets as a principal. Mr. Lustig is Managing Partner of North America Investment Banking and Head of Real Estate, Gaming and Lodging at Lazard Frères & Co. (“Lazard”), the investment bank, and, separately, Chief Executive Officer of Lazard Real Estate Partners LLC (“LREP”), the real estate investment business of Lazard Alternative Investments LLC (“LAI”). He is responsible for managing Lazard’s investment banking business in North America, as well as running its Real Estate, Gaming and Lodging industry group, in addition to overseeing LAI’s real estate fund activities. In recent years, he has played an active role in more than $200 billion of advisory assignments and transactions involving leading real estate companies in the public and private markets. At LREP, Mr. Lustig has overseen multiple funds with over $2.5 billion of equity capital invested in real estate operating companies and properties. Prior to joining Lazard in 1989, Mr. Lustig was a First Vice President in the real estate group at Drexel Burnham Lambert and, before that, was a lending officer at Chase Manhattan Bank specializing in credit, construction and real estate finance. Mr. Lustig is a member of the board of directors of Ventas, Inc. and he previously served as the Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011. Mr. Lustig also served as the Chairman of the Board of Atria Senior Living, Inc., a private senior housing management company that was formed prior to the disposition of Atria Senior Living Group, Inc. to Ventas. He has also served as a director of several other public and private LREP portfolio companies. Mr. Lustig is a member of the Real Estate Roundtable and numerous other industry organizations, and he serves on the boards of Pension Real Estate Association, Larson Leadership Initiative at the Urban Land Institute, The Wharton School Samuel Zell/Robert Lurie Real Estate Center and the Paul Milstein Center for Real Estate Advisory Board at Columbia University School of Business. He also serves on the Board of Visitors at the School of Foreign Service at Georgetown University from which he graduated with a BSFS. He is 52 years old.

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof has more than 40 years of experience leading venture capital firms, during which time he has completed several billion dollars of investments in a diverse range of companies and gained significant expertise evaluating investment opportunities and overseeing the management development and operations of portfolio companies. Currently, Mr. Patricof is Managing Director of Greycroft, LLC, a venture capital firm he formed in 2006, which has more than $200 million under management. Prior to that, he was Chairman of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a venture capital company that he founded in 1969, which is now one of the world’s leading private equity firms with approximately $40 billion under management or advice. He serves on the Global Advisory Board of Endeavor, Inc. Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia Business School. He is 78 years old.

Owen D. Thomas.    Mr. Owen D. Thomas has been a director and the Chief Executive Officer of Boston Properties, Inc. since April 2, 2013. Mr. Thomas served as Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI. From 1987 until 2011, Mr. Thomas held various positions at Morgan Stanley, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director. Mr. Thomas was also a member of Morgan Stanley’s Management Committee from 2005 to 2011. He is a Director of the University of Virginia Investment Management Company, a Trustee of the Urban Land Institute and the former Chairman of the Pension Real Estate Association. He received a B.A. in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School. He is 51 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Mr. Turchin serves as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than

30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. He is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin serves on the board of GenCorp Inc. He holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 71 years old.

David A. Twardock.    Mr. David A. Twardock has been a director since May 7, 2003. Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity. From December 1998 to March 2013, Mr. Twardock was the President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lends billions of dollars in real estate debt financing. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers and the Economics Club of Chicago. Mr. Twardock currently serves as a director of the Real Estate Roundtable and he previously served as Chairman of the Real Estate Roundtable Capital Markets Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc. and Prudential Realty Securities, Inc. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 55 years old.

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman currently serves as Executive Chairman of Boston Properties, Inc. and has been a director since June 23, 1997. Mr. Zuckerman served as Chief Executive Officer from January 10, 2010 until April 2, 2013. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as a trustee of Memorial Sloan-Kettering Cancer Center and he is a member of the Bank of America Global Wealth & Investment Management Committee, the Council on Foreign Relations, the Washington Institute for Near East Studies and the International Institute of Strategic Studies. He is also Vice Chair of the International Peace Institute. Mr. Zuckerman is the vice chairman of the Fund for Public Schools and serves as a Co-Chair of the Bipartisan Policy Center’s Cyber Security Task Force. He is a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall and the Gold Medal from the American Institute of Architecture in New York. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree with first class honors in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received three honorary degrees. He is 75 years old.

Executive Officers who are not Directors

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President, Head of the Washington, D.C. Office and National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 62 years old.

Michael E. LaBelle.    Mr. Michael E. LaBelle serves as Senior Vice President, Chief Financial Officer and Treasurer. Prior to his appointment to this position in November 2007, Mr. LaBelle served as Senior Vice President, Finance since February 2005. His primary responsibilities have included managing all debt capital market activities, including maintaining our relationships with our rating agencies and lending institutions, supervising treasury management and underwriting tenant credit capacity. In his current role, Mr. LaBelle oversees the finance, accounting, tax, information systems, internal audit and investor relations departments and is also responsible for capital raising, financial strategy and planning. Prior to joining us in March 2000, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large-scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle is on the National Advisory Board for the University of Colorado Real Estate Center. Mr. LaBelle holds a BS degree in Economics from the University of Colorado. He is 48 years old.

Peter D. Johnston.    Mr. Peter D. Johnston serves as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 170 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the development team in the Washington, D.C. Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for more than four million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of the National Association of Industrial and Office Properties (NAIOP). Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 54 years old.

Bryan J. Koop.    Mr. Bryan J. Koop serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP and previously served as chairman of the Back Bay Association. Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 54 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Regional Manager of our Princeton office. Prior to his appointment to this position in February 2001, he served as Vice President and Regional Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when we acquired the assets of The Landis Group, for which he was Chief Operating Officer. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a master’s degree in Economics in 1975. Mr. Landis is 62 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in Economics and Political Science. He is 56 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member of the New York Building Congress. He is also a trustee and chairman of the Executive Committee of Phipps Houses, past Chairman of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 66 years old.

Frank D. Burt.    Mr. Frank D. Burt serves as Senior Vice President and General Counsel, a position he has held since 2003. He is responsible for overseeing the legal and risk management departments. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education and the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Burt received a BA, magna cum laude, from Brown University in 1980 and a JD, cum laude, from the University of Pennsylvania Law School in 1983. Mr. Burt is 54 years old.

Arthur S. Flashman.    Mr. Arthur S. Flashman serves as Vice President and Controller. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to joining us in 2002, Mr. Flashman served as an Asset Manager with the Winn Companies and previous to this role he was with PricewaterhouseCoopers LLP where he specialized in real estate, serving both public REITs and private institutional funds. Mr. Flashman is a member of the Best Financial Practices Council of NAREIT and a member of the Real Estate Roundtable. He also served as chairman of the accounting committee of NAREIT. Mr. Flashman received a BS/BA in finance and accounting from Boston University in 1984 where he was elected to the Beta Alpha Psi honor society. Mr. Flashman is 51 years old.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2013 by:

•	each director;

•	each of our named executive officers;

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2013, there were:

(1)	151,636,083 shares of our common stock outstanding;

(2)	16,050,180 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	1,454,675 long term incentive units of partnership interest in the Operating Partnership (“LTIP units”) issued pursuant to the Long Term Incentive Plan (other than LTIP units issued in the form of 2011 outperformance plan (“OPP”) awards, 2012 OPP awards or 2013 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards) each of which, upon the satisfaction of certain conditions, is convertible into one common unit;

(4)	995,997 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 1,307,083 common units);

(5)	1,221,527 Series Four preferred units of partnership interest in the Operating Partnership, which are not convertible into common units or exchangeable for our common stock; and

(6)	77,140 deferred stock units.

All references in this proxy statement to LTIP units include long term incentive units of partnership interest in the Operating Partnership, but exclude LTIP units issued in the form of 2011 OPP awards, 2012 OPP awards and 2013 MYLTIP awards. LTIP units issued in the form of 2011 OPP awards, 2012 OPP awards and 2013 MYLTIP awards are collectively referred to herein as “Performance Awards.” None of our non-employee directors or named executive officers beneficially own preferred units or shares of our preferred stock.

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)		Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors and Named Executive Officers
Mortimer B. Zuckerman(4)	1,016,305	*	*	7,768,761	4.55%
Zoë Baird Budinger(5)	8,157	*	*	12,166	*	*
Carol B. Einiger(6)	11,670	*	*	17,323	*	*
Jacob A. Frenkel(7)	—	*	*	2,372	*	*
Joel I. Klein(8)	—	*	*	379	*	*
Douglas T. Linde(9)	251,506	*	*	320,733	*	*
Matthew J. Lustig(10)	1,412	*	*	3,360	*	*
Alan J. Patricof(11)	27,067	*	*	34,070	*	*
Owen D. Thomas(12)	—	*	*	—	*	*
Martin Turchin(13)	22,701	*	*	23,957	*	*
David A. Twardock(14)	21,921	*	*	21,921	*	*
Raymond A. Ritchey(15)	143,007	*	*	484,388	*	*
Michael E. LaBelle(16)	4,572	*	*	37,191	*	*
Peter D. Johnston(17)	29,238	*	*	62,453	*	*
E. Mitchell Norville(18)	55,894	*	*	66,183	*	*

All directors and executive officers as a group (21 persons)(19)	1,764,493	1.16%		9,119,791	5.34%

5% Holders
The Vanguard Group, Inc.(20)	17,092,153	11.27%		17,092,153	10.02%
BlackRock, Inc.(21)	11,929,549	7.87		11,929,549	7.00
Vanguard Specialized Funds – Vanguard REIT Index Fund(22)	9,980,009	6.58		9,980,009	5.85
State Street Corporation(23)	8,026,260	5.29		8,026,260	4.71

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, MA 02199-8103.
**	Less than 1%.
(1)

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 1, 2013 and (b) the number of shares of common stock issuable to directors upon conversion of deferred stock units. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Pursuant to the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem such units for cash or, at our option, shares of common stock, subject to certain conditions. Prior to May 15, 2012, deferred stock units were granted under the Boston Properties, Inc. Second Amended and Restated 1997 Stock Option and Incentive (the “1997 Plan”) and on and from May 15, 2012, deferred stock units are granted under the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”) pursuant to elections by certain non-employee directors to defer their cash compensation and to receive their cash compensation in the form of Boston Properties common stock upon their retirement from our Board of Directors. See “Compensation of Directors” beginning on page 59. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2013 annual meeting.
(2)	The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2013 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.
(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units, LTIP units and Series Two preferred units are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2013 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.
(4)	Includes 975,112 shares of common stock held directly and 41,193 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,215,294 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole member and manager and 490,688 LTIP units (of which 109,036 LTIP units are subject to vesting). Excludes an aggregate of 476,740 shares of common stock held by charitable remainder trusts, of which Mr. Zuckerman is the grantor, 43,552 shares of common stock held by the MBZ 1996 Exempt Trust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust (GST Non-Exempt), of which Mr. Zuckerman is the grantor. Also excludes Performance Awards.
(5)	Includes 1,834 shares of common stock and 6,323 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,009 LTIP units (of which 823 LTIP units are subject to vesting).
(6)	Includes 1,283 shares of common stock held directly and 10,387 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,653 LTIP units (of which 823 LTIP units are subject to vesting).
(7)	Represents, only under the “Number of Shares and Units Beneficially Owned” column, 2,372 LTIP units (of which 823 LTIP units are subject to vesting).
(8)	Represents, only under the “Number of Shares and Units Beneficially Owned” column, 379 LTIP units (all of which are subject to vesting).
(9)	Includes 227,774 shares of common stock held directly (of which 20,480 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s wife, 2,100 shares of common stock held by Mr. Linde’s children, and 20,932 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 69,227 LTIP units (of which 32,896 LTIP units are subject to vesting). Excludes Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.
(10)	Represents 1,412 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,948 LTIP units (of which 823 LTIP units are subject to vesting).
(11)	Includes 415 shares of common stock held directly and 26,652 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,003 LTIP units (of which 823 LTIP units are subject to vesting).
(12)	Mr. Thomas was appointed as a director and the Chief Executive Officer of Boston Properties, Inc., effective April 2, 2013. See “Agreements Entered into in Connection with Succession Planning” beginning on page 55.
(13)

Includes 3,262 shares of common stock held directly (of which 412 shares are subject to vesting), 500 shares of common stock held by Mr. Turchin’s wife, 650 shares of common stock held through trusts and 18,289 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,256 LTIP units (of which 411 LTIP units are subject to vesting). Mr. Turchin has shared voting and dispositive power with respect to 500 shares of common stock.

(14)	Includes 7,844 shares of common stock held directly (of which 823 shares are subject to vesting) and 14,077 deferred stock units.
(15)	Includes 22,610 shares of common stock held directly, 29,718 shares of common stock held by a limited partnership (the “RAR LP”) of which the limited partners are Mr. Ritchey, his spouse, a trust of which Mr. Ritchey’s spouse is the trustee and Mr. Ritchey’s family members are beneficiaries and a trust of which Mr. Ritchey is the beneficiary, and the sole general partner is a limited liability company of which Mr. Ritchey is the sole manager and which is owned by a trust of which Mr. Ritchey’s spouse is the sole beneficiary and sole trustee, and 90,679 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 166,760 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the sole manager and a member, an aggregate of 83,810 common units held by two limited liability companies of which Mr. Ritchey is the sole manager and which are each owned by a grantor retained annuity trust of which Mr. Ritchey is the sole trustee and beneficiary, and 55,211 LTIP units. Excludes Performance Awards.
(16)	Includes 138 shares of common stock held directly and 4,434 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 32,619 LTIP units (of which 11,664 LTIP units are subject to vesting). Excludes Performance Awards.
(17)	Includes 24,624 shares of common stock held directly and 4,614 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 12,984 common units and 20,231 LTIP units (of which 12,045 LTIP units are subject to vesting). Excludes Performance Awards.
(18)	Includes 38,078 shares of common stock held directly and 17,816 shares of common stock held by a limited liability company of which Mr. Norville is the sole manager and a member. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 10,289 LTIP units. Excludes Performance Awards. Mr. Norville resigned as Executive Vice President, Chief Operating Officer effective as of February 29, 2012.
(19)	Includes an aggregate of 1,491,804 shares of common stock, 195,549 shares of common stock underlying exercisable stock options and 77,140 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,568,922 common units and 786,376 LTIP units. See also notes (4) — (18) above. Excludes Performance Awards.
(20)	Information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2013. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 488,831 shares of common stock, shared voting power with respect to 116,710 shares of common stock, sole dispositive power with respect to 16,682,861 shares of common stock and shared dispositive power with respect to 409,292 shares of common stock.
(21)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on February 8, 2013. BlackRock’s address is 40 East 52nd Street, New York, NY 10022. The Schedule 13G/A indicates that BlackRock has sole voting and dispositive power with respect to all of the shares of common stock.
(22)	Information regarding Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”) is based solely on a Schedule 13G/A filed by Vanguard REIT with the SEC on February 14, 2013. Vanguard REIT’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard REIT has sole voting power with respect to all of the shares of common stock.
(23)	Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G filed by State Street with the SEC on February 11, 2013. State Street’s address is One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has shared voting and dispositive power with respect to all of the shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to attract and retain executives who can lead the Company as we seek to continue our track record of profitability, growth and outperformance in total shareholder return, including share appreciation and dividends, or TSR. To better align the interests of our executives with those of our stockholders in a pay-for-performance setting, most of each executive’s total compensation is variable through a combination of cash bonus and long-term equity awards subject to time-based and performance-based vesting conditions, with the amounts awarded being predicated on various performance criteria.

This year the Compensation Committee’s advisor, FPL Associates L.P., or FPL, benchmarked our top executives’ compensation against a group consisting of fifteen public real estate companies comparable to us in size, as defined by total capitalization, irrespective of asset class. The Company ranks close to the median of the peer group in terms of total capitalization. The peer group includes several of the largest REITs that specialize in the office sector and companies geographically focused on higher-priced markets similar to ours. We believe that this benchmarking approach, which has changed from prior years, is consistent with that used by all of the other REITs included in the S&P 500 Index, in which the Company is also included. Further, every company in our peer group that has disclosed their peer comparisons has listed us as a peer company.

The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation, but rather seeks to determine both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation based on a benchmarking analysis of competitive pay practices and performance relative to pre-established corporate and individual goals. The most material quantitative and qualitative performance factors that the Compensation Committee considered in making 2012 compensation decisions were:

•

Total shareholder return.    The Compensation Committee focused particularly on our compounded, annualized TSR performance over the last ten, five and three years (16.7%, 6.0% and 19.1%, respectively). For each of these periods the Company outperformed both the FTSE NAREIT Office Index, or NAREIT Office Index (8.9%, 1.4% and 10.3%, respectively), and the MSCI US REIT Index, or RMS Index (11.6%, 5.6% and 18.0%, respectively). In addition, the Company’s compounded, annualized growth for every five-year period on a rolling basis over the last ten years exceeded that of both the NAREIT Office Index and the RMS Index. The Compensation Committee’s focus on TSR over these periods is consistent with the Company’s focus on creating value over the long-term.

•	Earnings performance. The Company’s funds from operations, or FFO, was $4.90 per share diluted, which significantly exceeded our guidance to investors of $4.65 to $4.78 per share.

•

Same store cash and GAAP NOI.    Our goal was to manage the projected decline in same store net operating income, or NOI, year over year to between (1%) and (2%) on a cash basis and (1.5%) and (3%) on a GAAP basis. The Company exceeded this goal by limiting the decline in same store cash NOI to (0.2%) and in same store GAAP NOI to (0.1%) year over year.

•

Management of G&A expenses.    The Company’s G&A expense of $82.4 million, including charges attributable to the departure of our chief operating officer early in 2012, was in line with our budgeted goal of $83 million.

•	Management of capital expenditures. The Company managed non-leasing related capital expenditures to $47 million, as compared to a budget of $50 million.

•

Acquisitions.    The Company sourced significant off-market acquisitions: 100 Federal Street in Boston, Massachusetts, for an aggregate investment of $615 million in cash; 680 Folsom Street and 50 Hawthorne Street in San Francisco, California, a $340 million partially completed redevelopment project; Fountain Square, in Reston, Virginia, valued at approximately $385 million; and land in San Francisco, California, which could support a 61-story, 1.4 million square foot office tower known as Transbay Tower. The Company also continued efforts to explore international markets, including London and Toronto.

•

Management of the balance sheet.    The Company accessed both the equity and the debt capital markets to elongate our debt maturity schedule, reduce our overall average corporate borrowing cost and fund acquisitions, while also maintaining satisfactory liquidity and leverage ratios within our target operating range so as to be able to fund future opportunities as they arise.

•	Dividends. In November 2012, the Company increased its quarterly dividend by 18% to $0.65 per share, or $2.60 per share on an annual basis.

•

Leasing.    In total, the Company completed approximately 5.6 million square feet of leasing in 2012, exceeding our goal by approximately 1.0 million square feet. Year-end same store occupancy at the end of 2012 stood at 91.4%, compared to a goal of 91.2%.

The Compensation Committee relied on these factors and its assessment of management’s performance in 2012 to determine the compensation of our named executive officers, as well as that of our regional managers. Please see pages 90-91 and 94-95 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for information about FFO and NOI, including a reconciliation of these measures to net income attributable to Boston Properties, Inc., the most directly comparable financial measure reported under GAAP.

Effective February 29, 2012, E. Mitchell Norville resigned as our Executive Vice President, Chief Operating Officer. As a result, Peter D. Johnston, Senior Vice President and Regional Manager of our Washington, D.C. office, is one of our named executive officers for 2012 as the third most highly compensated officer after our principal executive officer and our principal financial officer.

Effective April 2, 2013, Owen D. Thomas was appointed as the Company’s Chief Executive Officer to succeed Mr. Zuckerman. Mr. Zuckerman will continue to serve as Executive Chairman of the Company for a transition period and thereafter will continue to serve as the Non-Executive Chairman of the Board. Mr. Thomas will be one of our named executive officers for 2013 and his compensation will be discussed in the proxy statement for the Company’s 2014 annual meeting of stockholders. The terms of the related agreements entered into by the Company with Messrs. Thomas and Zuckerman are summarized under the heading “Agreements Entered into in Connection with Succession Planning” beginning on page 55.

FPL advised the Compensation Committee that based on 2011 data, total compensation levels for our named executive officers were generally in line with the Compensation Committee’s target of between the 70th and 85th percentiles (or 75th percentile on average) of the peer group. Considering the Company’s and individual executives’ performance (including relative and absolute TSR performance and other quantitative and qualitative performance accomplishments in 2012), FPL recommended that the Compensation Committee increase annual total compensation for our named executive officers by approximately 5.9% in the aggregate (5.6% on a weighted-average basis) from 2011 levels. Individual changes in the amount and components of total compensation were based on benchmarking and the Compensation Committee’s assessment of each executive officer.

This is the Compensation Committee’s basic framework for our named executive officers:

•	consistent with our pay-for-performance philosophy, base salary should generally be a relatively small percentage of total compensation;

•	incentive non-cash compensation, through a combination of time-based and performance-based equity awards, should generally be at least 50% of total annual compensation;

•

annual awards of long-term incentive compensation should include both full-value awards and stock options so as to provide alignment with stockholders, coupled with service-based vesting as a retention tool;

•	variable incentive compensation should be tied primarily to Company-wide quantitative performance goals established at the beginning of the year;

•	each executive officer’s incentive compensation should also be tied to quantitative and qualitative goals relating to his specific role; and

•

annual performance-based awards should provide executive officers with the potential to earn significant long-term equity compensation if we achieve superior TSR on a relative basis over a multi-year period with market-appropriate absolute TSR.

Executive Compensation Objectives

Our executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Messrs. Twardock (Chair) and Frenkel. Mr. Lawrence S. Bacow served as a member of the Compensation Committee until his resignation from our Board of Directors in September 2012.

Compensation Consultant

The Compensation Committee retained FPL as its advisor in November 2012. The Compensation Committee directed FPL to, among other things: (1) benchmark our executive compensation against our peers and assist in developing compensation objectives; (2) analyze trends in compensation in the marketplace generally and among our peers specifically; and (3) recommend the components and amounts of compensation for our top executive officers. FPL did not perform any other services for the Company in 2012.

Objectives

Our executive compensation objectives are:

•	to attract, retain and reward executives who have the motivation, experience and skills to continue our track record of profitability, growth and attractive TSR;

•	to link compensation with enhancing stockholder value, given market conditions;

•

to base each executive’s compensation on the appropriate blend of corporate and individual goals, with top executives accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities among our five distinct regions and executives in each region accountable for the operating performance of the assets within their control;

•	to set total compensation to be competitive with similarly situated public real estate companies across property sectors;

•	to provide most of each top executive’s total compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and long-term equity awards; and

•	to provide a significant portion of total compensation as performance-based equity awards that align our executives with our stockholders.

2012 Advisory Resolution on NEO Compensation

At our 2012 annual meeting, a non-binding resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders with 96.9% of the votes cast in favor (representing 82.6% of all shares eligible to vote). The Compensation Committee considered the stockholders’ overwhelming support as clear indication they were satisfied with the manner in which we compensated our named executive officers in 2011. Accordingly, the Compensation Committee generally has maintained the philosophy and overall structure of our executive compensation programs unchanged for 2012, although, as discussed below, the Compensation Committee chose a different methodology in selecting the peer group used for benchmarking and modified the design of our performance-based long-term incentive equity program.

Competitive Benchmarking Analysis

In 2012, FPL conducted a competitive benchmarking analysis of the compensation of our top executives as a group, as well as on an individual basis and looking at the blend of different components of compensation. FPL selected the companies to be included in our peer group based on a review of the methodologies employed by twelve of the REITs included in the S&P 500 Index, which include: (i) size as the main parameter; (ii) ten to twenty peers, with the median at fifteen and the mode at ten; and (iii) a single set of peers. FPL recommended to the Compensation Committee a peer group for executive compensation benchmarking of fifteen publicly traded real estate companies comparable to the Company in terms of total capitalization, irrespective of asset class but including the next few largest office REITs. FPL felt that size, as measured by total capitalization rather than equity market capitalization, is the most relevant criterion because top executives are ultimately responsible for managing the entire organization and total capitalization best depicts scale, complexity and breadth of operations, as well as the amount of capital managed. FPL noted a relatively high degree of correlation between company size and levels of compensation, though the relationship is not linear in nature. Each of the peer companies selected shares with us one or more of the following characteristics: similar size, focus on office properties, geographic location and inclusion in the S&P 500 Index.

The following table provides the names and key information for each peer company as of December 31, 2012 (multi-year TSR performance is annualized):

Name	Property Focus	Headquarters	Number of Employees	Total Market Capitalization (in millions)	3-Year TSR	5-Year TSR
AvalonBay Communities, Inc.	Multi-family	Arlington, VA	2,095	$19,438	21.9%	12.6%
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	532	$13,547	15.1%	16.5%
Equity Residential	Multi-family	Chicago, IL	3,800	$27,869	22.5%	13.8%
General Growth Properties, Inc.	Regional Mall	Chicago, IL	1,750	$35,173	NA	NA
HCP, Inc.	Health Care	Long Beach, CA	147	$29,450	20.0%	11.7%
Health Care REIT, Inc.	Health Care	Toledo, OH	308	$25,773	17.9%	13.2%
Host Hotels & Resorts, Inc.	Hospitality	Bethesda, MD	219	$16,958	11.5%	0.0%
Kimco Realty Corporation	Shopping Center	N. Hyde Park, NY	685	$13,153	17.4%	-7.1%
The Macerich Company	Regional Mall	Santa Monica, CA	1,236	$14,205	22.1%	1.4%
Prologis, Inc.	Industrial	San Francisco, CA	1,457	$29,914	10.9%	-19.1%
Public Storage	Self-storage	Glendale, CA	5,000	$28,214	25.1%	18.4%
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	4,400	$80,536	29.3%	16.0%
SL Green Realty Corp.	Office	New York, NY	1,047	$14,703	16.2%	-1.7%
Ventas, Inc.	Health Care	Chicago, IL	328	$27,512	19.0%	12.8%
Vornado Realty Trust	Office	New York, NY	4,823	$29,676	8.6%	1.8%

Median			1,236	$27,512	18.4%	12.1%
Average			1,855	$27,075	18.4%	6.4%
75th Percentile			2,948	$29,563	22.1%	13.7%
Boston Properties, Inc.			700	$26,989	19.1%	6.0%
Relative Percentile Rank			36th	48th	55th	42nd

Ten of the fifteen peer companies (AvalonBay Communities, Inc., Digital Realty Trust, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corporation, Prologis, Inc., Public Storage, Simon Property Group, Inc., SL Green Realty Corp., Ventas, Inc. and Vornado Realty Trust) were included in the more comprehensive of two peer groups we used in prior years, which included twenty-one publicly traded real estate companies in various property sectors. A second, more selective peer group we used in prior years only included eleven REITs from the larger group which specialized in the office sector because they more closely resembled our business model. Five companies (Equity Residential, General Growth Properties, Inc., HCP, Inc., Health Care REIT, Inc. and The Macerich Company) were added to our peer group this year.

FPL’s benchmarking review was based on information disclosed in the peer companies’ 2012 proxy statements, which reported data with respect to fiscal 2011 (the latest year for which comprehensive data is publicly available), as well as FPL’s proprietary database. FPL’s review compared our executive pay practices against the peer group to determine the range of cash and non-cash compensation awarded to executives in comparable positions, looking at the relative proportion of the common elements of executive compensation for many of the REITs in the peer group: base salary, annual bonus and long-term equity compensation (including full-value, stock option and performance-based awards).

Compensation Consultant’s Conclusions

Given the Compensation Committee’s historical focus on TSR on both an absolute and relative basis, FPL presented to the Compensation Committee TSR performance data for the Company compared to the NAREIT Office Index and the RMS Index as follows (multi-year TSR performance is annualized; differentials are rounded):

	2008 TSR	2009 TSR	2010 TSR	2011 TSR	2012 TSR	3-Year TSR	5-Year TSR	10-Year TSR
Boston Properties, Inc.	-37.9%	27.5%	31.6%	18.2%	8.6%	19.1%	6.0%	16.7%
NAREIT Office Index	-41.1%	35.6%	18.4%	-0.8%	14.2%	10.3%	1.4%	8.9%
RMS Index	-38.0%	28.6%	28.5%	8.7%	17.8%	18.0%	5.6%	11.6%
BXP vs NAREIT Office Index	3.1%	-8.0%	13.2%	18.9%	-5.6%	8.8%	4.6%	7.8%
BXP vs RMS Index	0.0%	-1.1%	3.1%	9.5%	-9.2%	1.0%	0.4%	5.1%

In its executive compensation benchmarking analysis FPL examined the Company’s executive compensation program on a holistic basis. FPL compared aggregate compensation for the top five highest paid executives of the Company against the peer set by components of compensation, measured against size (defined by total capitalization) and performance levels (TSR over a three-year period). Based on this analysis FPL concluded that: (1) the Company’s level of aggregate total compensation ranked at the 75th and 77th percentiles on a one-year and three-year basis, respectively; (2) when comparing compensation against total capitalization across the peer set, the Company ranked at the 63rd percentile; (3) when comparing compensation against three-year TSR across the peer set, the Company ranked at the 54th percentile, just above the median; and (4) using a measure of alignment between compensation and performance that proxy advisory firms use for CEO compensation (performance percentile subtracted from the total compensation percentile) the compensation of the Company’s named executive officers as a group fell inside the +/- 30 points band within the peer set that is generally viewed as acceptable alignment (absolute alignment is when the difference is zero).

The following table presents the relative ranking of the Company’s aggregate top five highest paid executives’ compensation (by component) compared to the peer group for 2011 relative to total capitalization:

	Base Salary	Annual Incentive	Total Annual Cash	Value of LTI Awards	Total Compensation	2011 End of Year Total Capitalization	Total Comp. as a % of Total Capitalization
Boston Properties, Inc. Ranking (percentile)	57th	83rd	81st	68th	75th	58th	63rd

The following table presents the relative ranking of the Company’s aggregate top five highest paid executives’ compensation (by component) compared to the peer group for the most recent three-year period relative to TSR:

	Base Salary	Annual Incentive	Total Annual Cash	Value of LTI Awards	Total Compensation	3-Year TSR (2009-2011)
Boston Properties, Inc. Ranking (percentile)	71st	81st	81st	86th	77th	54th

FPL also provided to the Compensation Committee a benchmarking analysis of the aggregate top five highest paid executives’ compensation (by component) as a percentage of equity market and total capitalization, which is summarized in the following table (dollars in millions):

	Base Salary	Annual Incentive	Total Annual Cash	Value of LTI Awards	Total Compensation	2011 Equity Market Capitalization	Total Comp. as % of Equity Market Capitalization	2011 Total Capitalization	Total Comp. as a % of Total Capitalization
Peer Group Median	$2.815	$3.820	$7.012	$13.940	$21.110	$13,207	0.153%	$22,550	0.095%
Peer Group Average	$3.042	$4.664	$7.706	$15.575	$23.286	$14,846	0.188%	$23,356	0.109%
75th Percentile	$3.375	$6.282	$9.108	$17.728	$26.333	$16,599	0.198%	$27,034	0.107%
Boston Properties, Inc.	$3.052	$6.600	$9.652	$16.704	$26.356	$16,561	0.159%	$25,319	0.104%
Percentile Ranking	57th	83rd	81st	68th	75th	75th	53rd	58th	63rd

FPL advised the Compensation Committee that the companies in the peer group generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with service-based vesting over three to five years. FPL also provided the Compensation Committee a detailed analysis of each of our named executive officers’ compensation, broken down into salary, cash bonus and equity grants, compared against the peer set. FPL concluded that our compensation is, in general, at the desired level based on the Compensation Committee’s objective to keep it within the 70th and 85th percentiles (or 75th percentile on average) of the peer set.

Until February 29, 2012, E. Mitchell Norville served as our Executive Vice President, Chief Operating Officer. In connection with his resignation, Mr. Norville entered into a separation agreement that provided, among other things, for severance in the amount of $1,555,778 and accelerated vesting of 23,502 LTIP units, 4,464 stock options at an exercise price of $92.71 and 5,117 stock options at an exercise price of $104.47. The incremental fair values, computed in accordance with the ASC Topic 718 of the modification of these awards were as follows: LTIP units – $2,435,532; 2011 OPP Units – $448,642; and non-qualified stock options – $73,530. As a result of Mr. Norville’s resignation, Peter D. Johnston, Senior Vice President and Regional Manager of our Washington, DC office, is one of our named executive officers for 2012 as the third most highly compensated officer after our principal executive officer and our principal financial officer.

The following table illustrates each named executive officer’s 2011 total compensation relative to comparable officers within the peer group:

Name	2011 Total Compensation(1)	% of Median	% of 75th Percentile	% of 85th Percentile
Mr. Zuckerman	$10,589,900	114%	87%	73%
Mr. Linde	$5,861,500	134%	98%	79%
Mr. Ritchey	$5,579,400	212%	127%	111%
Mr. LaBelle	$2,189,700	89%	70%	63%
Mr. Johnston	$1,910,325	92%	67%	60%

(1)	Amounts represent the sum of (1) 2011 base salary, (2) annual bonus and annual long-term equity awards that were paid/granted in early 2012 reflecting performance in 2011 and (3) the grant date value of awards under the 2012 OPP.

The foregoing table more accurately reflects the decisions of the Compensation Committee with respect to our executive officers’ total annual compensation package than the Summary Compensation Table presented under “Compensation of Executive Officers.” This primarily results from the fact that, in order to link our annual long-term equity incentive compensation to our annual performance, the Compensation Committee typically awards long-term equity incentive compensation for a particular year in January or February of the following year. Due to SEC rules governing the presentation of the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted (as opposed to the year for which they were earned). As a result, for example, the “Stock Awards” and “Option Awards” granted in February 2012 for 2011 performance are required to be reported as 2012 compensation.

Effective April 2, 2013, Mr. Thomas was appointed as the Company’s Chief Executive Officer to succeed Mr. Zuckerman. Mr. Zuckerman will continue to serve as Executive Chairman of the Company for a transition period and thereafter will continue to serve as the Non-Executive Chairman of the Board. Mr. Thomas will be one of our named executive officers for 2013 and his compensation will be discussed in the proxy statement for the Company’s 2014 annual meeting of stockholders. The terms of the related agreements entered into by the Company with Messrs. Thomas and Zuckerman are summarized under the heading “Agreements Entered into in Connection with Succession Planning” beginning on page 55.

Compensation Committee’s Evaluation of Management’s Performance

The Compensation Committee received information from FPL and Messrs. Zuckerman and Linde on both corporate and individual accomplishments to assist it in conducting its assessment of management’s performance in 2012. Although we did identify specific performance objectives early in 2012, they were not designed to be applied, and were not applied, in a predetermined, formulaic manner to determine total compensation or its different components. Consistent with the intended design of our executive compensation program, the Compensation Committee reviewed executive performance on a holistic basis taking into account the business conditions and unforeseen developments that occurred during the year, as opposed to a strictly line-by-line comparison of actual performance compared to specific predetermined performance objectives. The Compensation Committee also took into account the various roles and responsibilities of individual executives at the Company compared to peer companies and had access to each officer’s self-assessment. Performance relative to individual goals cannot always be measured objectively and the Compensation Committee may choose to emphasize some goals over others. In the end, the Compensation Committee made an overall assessment of each executive’s effectiveness as a manager.

The most material quantitative and qualitative performance factors that the Compensation Committee considered in making 2012 compensation decisions were:

Total shareholder return. The Company’s TSR relative to the NAREIT Office Index and the RMS Index was as follows (multi-year TSR performance is annualized):

	2012 TSR	3-Year TSR	5-Year TSR	10-Year TSR
Boston Properties, Inc.	8.6%	19.1%	6.0%	16.7%
NAREIT Office Index	14.2%	10.3%	1.4%	8.9%
RMS Index	17.8%	18.0%	5.6%	11.6%

The Compensation Committee focused particularly on our compounded, annualized TSR performance over the last ten, five and three years. For each of those periods the Company’s TSR exceeded the TSR for both the NAREIT Office Index and the RMS Index. In addition, the Company’s compounded, annualized growth for every five-year period on a rolling basis over the last ten years exceeded that of both the NAREIT Office Index and the RMS Index, as shown by the following table:

	2008 - 2012	2007 - 2011	2006 - 2010	2005 - 2009	2004 - 2008	2003 - 2007
Boston Properties Inc.	6.0%	2.0%	8.7%	7.4%	9.5%	28.5%
NAREIT Office Index	1.4%	-5.3%	2.2%	1.2%	-0.7%	17.1%
RMS Index	5.6%	-1.5%	3.0%	0.2%	0.7%	17.9%

The Compensation Committee’s focus on TSR over these periods is consistent with the Company’s focus on creating value over the long-term. Our TSR performance is reflective of the highly volatile environment of the last several years in the REIT industry generally and also of differences among the various property sectors from year to year. The longer term trend reinforces the Company’s commitment to the core elements of our long-held strategy: (1) to develop, acquire, own and self-manage the highest quality, iconic office buildings in premier locations in supply-constrained markets with high barriers to entry, which over the long term should result in higher relative rental rates and appreciation of property values; (2) to concentrate on longer-term leases with tenants of strong financial standing to enhance the quality and stability of our rental income; and (3) to keep the average maturity of our debt financing generally in line with the longer-term nature of our assets to reduce our exposure to interest rate volatility, as well as the risk of having to refinance significant maturities in the face of adverse conditions in the credit markets.

Our TSR going back ten years has been compelling compared to both the NAREIT Office Index and the RMS Index. As the following table indicates, the cumulative long-term value we have provided our stockholders far outpaced both indices (differentials rounded):

Year	BXP	NAREIT Office Index	BXP vs. NAREIT Office Index	RMS Index	BXP vs. RMS Index
2003	38.5%	34.0%	4.5%	36.7%	1.8%
2004	40.6%	23.3%	17.3%	31.5%	9.1%
2005	23.5%	13.1%	10.4%	12.1%	11.4%
2006	62.7%	45.2%	17.5%	35.9%	26.8%
2007	-10.4%	-19.0%	8.6%	-16.8%	6.4%
2008	-37.9%	-41.1%	3.1%	-38.0%	0.1%
2009	27.5%	35.5%	-8.0%	28.6%	-1.1%
2010	31.6%	18.4%	13.2%	28.5%	3.1%
2011	18.2%	-0.8%	18.9%	8.7%	9.5%
2012	8.6%	14.2%	-5.6%	17.8%	-9.2%
Compounded Annual Return	16.7%	8.9%	7.8%	11.6%	5.1%
Cumulative Total Return	368.6%	135.6%	233.0%	198.9%	169.7%

The Company is also included in the S&P 500 Index. While in making decisions the Compensation Committee does not rely specifically on a comparison of the Company’s performance to the S&P 500 Index, it is aware that some investors may consider it a relevant benchmark and therefore reviews our performance relative to that index as well. FPL noted that the Company’s compounded annual return and cumulative total return since 2003 (16.7% and 368.7%, respectively) significantly outperformed those for the S&P 500 Index (7.11% and 98.7%, respectively).

Earnings performance.    The Company’s FFO was $4.90 per share diluted, which significantly exceeded our guidance to investors of $4.65 to $4.78 per share.

Same store cash and GAAP NOI.    Our goal was to manage the projected decline in same store net operating income, or NOI, year over year to between (1%) and (2%) on a cash basis and (1.5%) and (3%) on a GAAP basis. The Company exceeded this goal by limiting the decline in same store cash NOI to (0.2%) and in same store GAAP NOI to (0.1%) year over year.

Management of G&A expenses.    The Company’s G&A expense of $82.4 million, including charges attributable to the departure of our chief operating officer early in 2012, was in line with our budgeted goal of $83 million.

Management of capital expenditures.    The Company managed non-leasing related capital expenditures to $47 million, as compared to a budget of $50 million.

Acquisitions.    The Company sourced significant off-market acquisitions:

•

100 Federal Street in Boston, Massachusetts, a 1,265,000 square foot Class-A office tower that is 96% leased, for an aggregate investment of $615 million in cash. This former bank headquarters, one of the premiere assets in the Boston financial district, expands our presence in one of our core markets;

•

680 Folsom Street and 50 Hawthorne Street in San Francisco, California, a 522,000 square foot, partially completed redevelopment project that is 85% pre-leased to two tenants, with a total expected investment upon completion of $340 million. This asset, located in San Francisco’s South of Market (SOMA) district, expands our presence in a strong and growing technology sector;

•

Fountain Square, a 758,000 square foot retail and office complex in Reston, Virginia, valued at approximately $385 million. This gives us complete control of the commercial component in the urban core of our Reston Town Center complex; and

•	land in San Francisco, California, which could support a 61-story, 1.4 million square foot office tower known as Transbay Tower.

The Company also continued efforts to explore international markets, including London and Toronto.

Management of the balance sheet.    The Company accessed both the equity and the debt capital markets to elongate our debt maturity schedule, reduce our overall average corporate borrowing cost and fund acquisitions, while also maintaining satisfactory liquidity and leverage ratios within our target operating range so as to be able to fund future opportunities as they arise:

•

in June 2012, the Company executed a public offering of $1.0 billion aggregate principal amount of 3.85% senior notes, with an effective interest rate of approximately 3.954% and a 10 1/2 year term. Strong investor demand allowed us to increase the size of the offering after announcement from a targeted range of $500-$700 million to $1.0 billion;

•	the Company utilized its “at the market” equity offering program to issue an aggregate of approximately $250 million of common stock during 2012.

Dividends.    In November 2012, the Company increased its quarterly dividend by 18% to $0.65 per share, or $2.60 per share on an annual basis.

Leasing.    In total, the Company completed approximately 5.6 million square feet of leasing, exceeding our goal by approximately 1.0 million square feet. This included 246,000 square feet at our 250 West 55th Street development in midtown Manhattan and 376,000 square feet at our 601 Massachusetts Avenue development in Washington, DC. Year-end same store occupancy at the end of 2012 stood at 91.4%, compared to a goal of 91.2%.

In addition to the Company’s overall corporate performance and an analysis of each named executive officer’s compensation relative to his peers as discussed above, in determining total compensation for each officer for a given year the Compensation Committee generally considers a number of factors on a subjective basis, including (i) the scope of the officer’s responsibilities within the Company and in relation to comparable officers at various companies within the peer group; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the officer and his contribution to the Company; (iv) the Company’s financial budget and general level of wage increases throughout the Company for the coming year; (v) a review of historical compensation information for the individual officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; and (vii) the recommendations of the Compensation Committee’s consultant. The Company does not have specific, proportionate ratios to define the relative total compensation among individual named executive officers, although the Compensation Committee from time to time does review the relationship in pay among executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives. The Committee was satisfied with each named executive officer’s performance against both general expectations and pre-established goals.

From time to time, the Compensation Committee reviews information for named executive officers regarding equity ownership value and dividend income relative to total compensation, the value of vested and unvested equity securities, and amounts realized and realizable upon exercise of stock option awards, as compared to comparable executives within the peer group. This information, however, did not affect the Compensation Committee’s 2012 compensation decisions.

The Compensation Committee approved the following total compensation for each named executive officer for 2012:

Name	2012 Total Compensation(1)	Increase from 2011
Mr. Zuckerman	$11,175,000	5.5%
Mr. Linde	$6,175,000	5.3%
Mr. Ritchey	$5,875,000	5.3%
Mr. LaBelle	$2,365,000	8.0%
Mr. Johnston	$2,012,000	5.3%

(1)	Amounts represent the sum of (1) 2012 base salary and (2) annual bonus, annual long-term equity awards and the grant date value of awards under the 2013 MYLTIP discussed below, all of which were paid/granted in February 2013 reflecting performance in 2012. These amounts are different from the amounts set forth in the “Total Compensation” column of the “Summary Compensation Table” presented under “Compensation of Executive Officers,” primarily because of reporting requirements under applicable SEC rules.

Elements of Executive Compensation

The principal compensation elements used for our executives are:

•	Base salary. Base salary is based on assigned responsibilities and reviewed periodically against market data and to reflect changes in individual roles.

•

Annual cash bonus.    Executive officers are eligible to receive annual bonuses based upon corporate and individual performance as established by the Compensation Committee in its discretion. Corporate performance measures generally include FFO, balance sheet management, net operating income, occupancy, leasing activity, development starts, acquisition/disposition activity and other measures intended to reflect execution of our overall strategy.

•

Annual long-term equity incentive compensation.    Annual long-term equity incentive compensation is awarded based on corporate performance, regional performance (if relevant to the individual executive), and individual performance. For our named executive officers we use a mix of full-value equity awards and stock options in order to provide an appropriate blend of downside risk and upside potential at the time of the initial award and in the future as our stock price changes. We use full-value equity awards for the majority of our long-term equity incentive compensation because we believe that they provide the best alignment with our stockholders by fully reflecting our TSR performance over time. We also use ten-year stock options with an exercise price equal to our stock price at the time of grant for a portion of our long-term equity incentive compensation in order to incentivize and reward our executives for increases in our stock price over the long term. Both full-value awards and stock options are subject to time-based vesting over four years (25% per year beginning on January 15 of the year following the award), subject to acceleration under certain circumstances. Employees have a choice of receiving their full-value, time-based awards in any combination of restricted stock or LTIP units, a special class of partnership units in our Operating Partnership (see “LTIP Units” below).

•

Performance-based awards.    Performance-based equity awards are a fourth element of long-term incentive compensation designed to reward management if we achieve superior TSR on a relative basis over a multi-year period with market-appropriate absolute TSR.

Other elements of executive compensation include:

•	employment agreements and change in control arrangements;

•	perquisites; and

•	deferred compensation and other benefits.

The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation, but rather seeks to align both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation with those paid by our peers based on market analysis of competitive pay practices and performance relative to pre-established corporate and individual goals. The Compensation Committee has developed the following basic framework for our named executive officers:

•	consistent with our pay-for-performance philosophy, base salary should generally be a relatively small part of total compensation;

•	annual incentive non-cash compensation should generally be at least 50% of the total;

•	annual awards of long-term incentive compensation should provide alignment with stockholders and serve as a retention tool;

•	variable incentive compensation should be tied primarily to company-wide quantitative performance goals established at the beginning of the year;

•	each executive’s incentive compensation should also be tied to quantitative and qualitative goals relating to his specific role; and

•	annual performance-based awards should provide executives with the potential to earn significant additional long-term equity compensation.

Base Salaries for 2013

The Compensation Committee approved base salaries for 2013 as follows:

Name	2013 Base Salary	Increase from 2012
Mr. Zuckerman	$1,000,000	0.0%
Mr. Linde	$675,000	8.0%
Mr. Ritchey	$670,000	3.1%
Mr. LaBelle	$460,000	10.8%
Mr. Johnston	$373,000	3.0%

Annual Cash Bonuses for 2012

The Compensation Committee approved the following cash bonuses for 2012:

Name	Cash Bonus	Increase from 2011
Mr. Zuckerman	$2,800,000	3.7%
Mr. Linde	$1,450,000	5.5%
Mr. Ritchey	$1,400,000	1.8%
Mr. LaBelle	$750,000	15.4%
Mr. Johnston	$550,000	10.0%

Annual Long-Term Equity Incentive Awards for 2012

The Compensation Committee approved long-term equity incentive awards to named executive officers for 2012 as a dollar amount that was then converted 75% into full-value equity awards (restricted stock or LTIP units, or a combination of both, at the recipient’s election; all officers elected LTIP units) and 25% into at-the-market stock options with a ten-year term. Both types of awards are generally subject to time-based vesting. A greater percentage of the dollar value is allocated to full-value equity awards because they deliver known, current value, give immediate exposure to the effect of a decline in our stock price, but retain their retentive feature even if our stock price declines, thus aligning the interests of officers with our stockholders. The following table sets forth the combined value of the LTIP unit and stock option awards for 2012:

Name	Grant Date Value	Increase (decrease) from 2011
Mr. Zuckerman	$5,900,000	7.8%
Mr. Linde	$2,870,000	3.2%
Mr. Ritchey	$2,677,500	6.0%
Mr. LaBelle	$600,000	(4.0%)
Mr. Johnston	$660,000	7.3%

Pursuant to our Equity Award Grant Policy discussed below, LTIP unit awards were issued as of the close of business on February 1, 2013 based on the closing price of our common stock on the New York Stock Exchange on that date ($105.10) in the following amounts:

Name	Number of LTIP Units Issued
Mr. Zuckerman	42,102
Mr. Linde	20,480
Mr. Ritchey	19,106
Mr. LaBelle	4,281
Mr. Johnston	4,709

Pursuant to our Equity Award Grant Policy discussed below, stock options were issued as of the close of business on February 1, 2013 at an exercise price of $105.10 per share, the closing price of our common stock on the New York Stock Exchange on that date in the following amounts:

Name	Number of Stock Options Issued
Mr. Zuckerman	79,130
Mr. Linde	38,492
Mr. Ritchey	37,416
Mr. LaBelle	8,047
Mr. Johnston	8,851

Performance-Based Long-Term Incentive Awards for 2012

Starting in 2008, the Compensation Committee implemented an Outperformance Plan, or OPP, as a fourth element of our executive compensation program designed to provide management the potential to earn equity awards subject to the Company creating shareholder value in a pay-for-performance structure. Consistent with a trend in the REIT sector, in 2011 the Compensation Committee shifted to annual OPP awards with overlapping three-year performance periods to provide more consistency both for us and for management than the larger OPP awards at three-year intervals we had used previously.

The Compensation Committee approved 2012 OPP awards in January 2012 for 2011 performance with a three-year measurement period from February 7, 2012 to February 6, 2015. The baseline share price for these awards was $106.694 (the average closing price of our common stock on the New York Stock Exchange for the five trading days prior to and including February 7, 2012) and the maximum aggregate amount that all 2012 OPP award recipients can earn is $40 million, with two years of time-based vesting after the end of the measurement period (subject to acceleration in certain events). The 2012 OPP pool will consist of (i) 2% of the excess total return above a cumulative absolute TSR of 24% over the full three-year measurement period (equivalent to

8% per annum) (the “Absolute TSS Component”), and (ii) 2% of the excess or deficient excess total return above or below a relative TSR equal to the total return of the SNL Equity REIT Index over the three-year measurement period (the “Relative TSR Component”). The Relative TSR Component and Absolute TSR Component will be added together, subject to reduction and/or offset under various circumstances, but the sum of the two cannot exceed $40 million. Under ASC Topic 718, the 2012 OPP awards had an aggregate value of approximately $7.7 million, which amount will generally be amortized into earnings over the five-year plan period beginning on the grant date under the graded vesting method.

On January 28, 2013, the Company’s Compensation Committee approved awards under a new Multi-Year Long-Term Incentive Program, or MYLTIP, for 2012 performance in lieu of further OPP awards, with a three-year measurement period from February 5, 2013 to February 4, 2016. The MYLTIP has the same general objective as the OPP: to provide our management team with the potential to earn equity awards subject to the Company creating superior shareholder value in a pay-for-performance structure. Like the OPP, the MYLTIP utilizes TSR over a three-year measurement period on an annualized, compounded basis as the performance metric to align management directly with stockholders’ interests. The MYLTIP, however, is designed differently from the OPP based on the following guiding principles: (1) to provide a pre-determined bandwidth of opportunity with a four-tier construct – threshold, target, high and exceptional performance; (2) to keep the program design as simple and straightforward as possible; and (3) to provide more easily quantifiable incentives for management to create long-term shareholder value coupled with effective retention tools.

Earned awards under the MYLTIP will be based on our TSR relative to the Cohen & Steers Realty Majors Portfolio Index, or C&S Realty Index, and the NAREIT Office Index (adjusted to exclude the Company), have a target value, or TV, of approximately $10.2 million, can range from zero to a maximum of approximately $30.7 million, and have two years of time-based vesting after the end of the performance measurement period (subject to acceleration in certain events). The MYLTIP also has an absolute TSR component in the form of relatively simple modifiers that (A) reduce the level of earned MYLTIP awards in the event our annualized TSR is less than 2%, and (B) cause some MYLTIP awards to be earned in the event our annualized TSR is more than 10% even though on a relative basis alone our TSR would not result in earned awards. We expect that under ASC Topic 718, the 2013 MYLTIP awards will have an aggregate value of approximately $8.1 million, which amount will generally be amortized into earnings over the five-year plan period under the graded vesting method.

The baseline share price for 2013 MYLTIP awards was $105.08 (the average closing price of our common stock on the New York Stock Exchange for the five trading days prior to and including February 5, 2013). The 2013 MYLTIP pool will be based (i) 50% on our annualized, compounded TSR relative to the annualized, compounded total return of the C&S Realty Index (the “C&S Realty Index Component”) with a TV of approximately $5.1 million, and (ii) 50% on our annualized, compounded TSR relative to the annualized, compounded total return of the NAREIT Office Index adjusted to exclude the Company (the “NAREIT Office Index Component”) with a TV of approximately $5.1 million, as follows:

Tier	Company TSR Relative to C&S Realty Index	C&S Realty Index Component*
Threshold	-300 basis points	0.5 TV
Target	+100 basis points	1.0 TV
High	Between +500 and +800 basis points	2.0 TV
Exceptional	+1,000 basis points	3.0 TV

*	Linear interpolation will apply between tiers in the table above.

Tier	Company TSR Relative to NAREIT Office Index	NAREIT Office Index Component*
Threshold	-200 basis points	0.5 TV
Target	+100 basis points	1.0 TV
High	Between +400 and +700 basis points	2.0 TV
Exceptional	+1,000 basis points	3.0 TV

*	Linear interpolation will apply between tiers in the table above.

If the Company’s annualized, compounded TSR is more than 300 basis points lower than the C&S Realty Index, no amount will be earned under the C&S Realty Index Component unless the Company’s absolute annualized, compounded TSR is at least 10%. In that case, the C&S Realty Index Component will be calculated as follows:

Company Absolute TSR	C&S Realty Index Component*
10.0%	0.2500 TV
10.5%	0.3125 TV
11.0%	0.3750 TV
11.5%	0.4375 TV
12.0%	0.5000 TV

*	Linear interpolation will apply between levels in the table above.

If the Company’s annualized, compounded TSR is more than 200 basis points lower than the NAREIT Office Index (adjusted to exclude the Company), no amount will be earned under the NAREIT Office Component unless our absolute annualized, compounded TSR is at least 10%. In that case the NAREIT Office Index Component will be calculated as follows:

Company Absolute TSR	NAREIT Office Index Component*
10.0%	0.2500 TV
10.5%	0.3125 TV
11.0%	0.3750 TV
11.5%	0.4375 TV
12.0%	0.5000 TV

*	Linear interpolation will apply between levels in the table above.

If the Company’s absolute annualized, compounded TSR is 2% or less, the resulting incentive pool will be reduced downward on a sliding scale, starting with a 0% reduction at precisely 2% absolute TSR performance and ending with a 25% reduction at 0% absolute TSR performance, from what the incentive pool would have been based on relative performance alone. The reduction will be calculated as follows:

Company Absolute TSR	Reduction in Incentive Pool*
2.0%	0%
1.5%	6.25%
1.0%	12.5%
0.5%	18.75%
0.0%	25%

*	Linear interpolation will apply between levels in the table above.

Upon the completion of the three-year performance measurement period (assuming no change of control), the C&S Realty Index Component and the NAREIT Office Index Component will be separately calculated as described above. The total amount for all recipients of 2013 MYLTIP awards cannot exceed approximately $30.7 million and will vest 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, based on continued employment. Vesting will be accelerated in the event of a change in control of the Company, termination of employment without cause, termination of employment by the award recipient for good reason, death, disability or retirement, although restrictions on transfer will continue to apply in certain of these situations. All determinations, interpretations and assumptions relating to the calculation of performance and vesting relating to 2013 MYLTIP awards will be made by the Compensation Committee.

The 2013 MYLTIP awards were made in the form of LTIP Units issued on the grant date, but subject to forfeiture depending on the extent of actual MYLTIP rewards earned. The number of LTIP Units issued initially to recipients was an estimate of the maximum number of LTIP Units that they could earn, based on certain assumptions. The number of LTIP Units actually earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the incentive pool, if any, by the average per share closing price of our common stock for the 15 trading days immediately preceding the measurement date. The size of the C&S Realty Index Component and NAREIT Office Index Component will determine how many LTIP Units are earned by each recipient; if they are fewer than the number issued initially, the balance will be forfeited as of the performance measurement date. Prior to the measurement date, LTIP units issued on account of 2013 MYLTIP awards will be entitled to receive per unit distributions equal to one-tenth (10%) of the regular quarterly distributions payable on a common unit, but will not be entitled to receive any special distributions. After the measurement date, the number of LTIP Units which 2013 MYLTIP award recipients have earned based on performance will be entitled to receive distributions in an amount per unit equal to distributions, both regular and special, payable on a common unit.

The following table sets forth the 2013 MYLTIP awards made to our named executive officers:

Name	Percentage of 2013 MYLTIP	Grant Date Fair Value	Target Value of Award
Mr. Zuckerman	18.2%	$1,475,000	$1,867,089
Mr. Linde	15.2%	$1,230,000	$1,556,962
Mr. Ritchey	14.2%	$1,147,500	$1,452,532
Mr. LaBelle	7.4%	$600,000	$759,494
Mr. Johnston	5.4%	$440,000	$556,962

Equity Award Grant Policy

Under our Equity Award Grant Policy, our annual grants are approved at a meeting of our Compensation Committee held in or around the third or fourth week of January each year. The policy specifies the effective grant date for such awards as immediately following the closing of the New York Stock Exchange on the second trading day after the Company publicly releases its financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and investors, while allowing the Compensation Committee desired flexibility.

Our Compensation Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the New York Stock Exchange of a share of our common stock on the effective date of grant. To the extent these awards are paid in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the New York Stock Exchange of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Compensation Committee. The Equity Award Grant Policy did not apply to 2013 MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR. The Compensation Committee determined that the baseline share price should be based on a five-day trading average prior to and including the effective date of grant.

LTIP Units

Since 2003 we have used a class of partnership interests in our Operating Partnership, called long term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan, reducing availability for other equity awards on a one-for-one basis. We also used LTIP units for 2011 OPP, 2012 OPP and 2013 MYLTIP awards.

LTIP units issued in connection with annual full-value equity awards (i.e., excluding 2011 OPP, 2012 OPP and 2013 MYLTIP awards until and unless they have been earned based on performance), whether vested or not, receive the same per unit distributions as common units, which equal per share dividends (both regular and special) on our common stock. This treatment with respect to distributions is analogous to the treatment of restricted stock.

The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events. This accretion to parity is driven by partnership tax rules and basically hinges on the circumstance under which LTIP units would become entitled to receive distributions upon a hypothetical liquidation of our Operating Partnership, such that executives will have the right to require our Operating Partnership to redeem their LTIP units at a value equivalent to that of an equal number of common units. Both the liquidation value and the redemption value of LTIP units are based on the book capital account associated with such units for tax purposes. Generally, the book capital account associated with LTIP units when they are initially issued is close to zero, while the book capital account associated with common units is equal on a per unit basis to the price per share of the Company’s common stock. Economic parity is reached when the book capital account of the LTIP units has grown, through special allocations of unrealized or realized gain, to be equal to that of an equal number of common units. Events that allow such special allocations under the partnership agreement and applicable federal tax regulations include: (1) the issuance by the Company of common stock, (2) the issuance by our Operating Partnership of common or other partnership units, (3) significant repurchases of common stock for cash, and (4) the redemption by the Company of common units for cash or other property, in each case so long as the price of the Company’s common stock at the time is greater than the price on the date on which the LTIP units were initially issued. If capital account parity with common units is reached, vested LTIP units become convertible into an equal number of common units. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

LTIP units are awarded in the alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting.

Our Compensation Committee believes that using LTIP units for equity-based awards (1) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership by executives (see “Mandatory Minimum Equity Ownership Policy for Senior Executives” below), (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase our recorded expense on account of equity-based compensation awards, (5) further aligns the interests of executives with the interests of stockholders and (6) because LTIP units are offered by many of its peers, it enables the Company to remain competitive with its peers in recruiting and retaining talented executives. Based on these considerations, we offer eligible officers and employees a choice between restricted stock and LTIP units on a one-for-one basis for their time-based, long-term equity compensation awards and have used LTIP units for 2011 OPP, 2012 OPP and 2013 MYLTIP awards.

Policy Concerning Hedging and Pledging Transactions

Certain transactions in the Company’s securities (such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, the Company has the following policies in place with respect these transactions:

No Short Sales, Derivative Securities.    No executive officer or director may sell any securities of the Company that he or she does not own at the time of the sale or buy or sell puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities at any time. Under current SEC guidance, the ownership of common units does not represent ownership of the shares of common stock for which the units may be exchanged upon exercise of the holder’s right of redemption; accordingly, selling shares of common stock prior to an actual exchange of common units for shares would generally constitute a prohibited “short sale.”

No Purchases on Margin.    No executive officer or director may purchase any securities of the Company with money borrowed from a bank, brokerage firm, or other person for the purpose of purchasing such securities.

No Pledges.    Executive officers and directors are prohibited from pledging Company securities as collateral for a loan. An exception to this prohibition may be granted on a case by case basis where an executive officer or director who wishes to pledge Company securities as collateral for a loan (not including margin debt) clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. No such exceptions have been granted to date.

Mandatory Minimum Equity Ownership Policy for Senior Executives

Our Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy all executive vice presidents (and positions senior thereto) must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents must achieve minimum equity ownership equal to two times their annual base salary, and then maintain such ownership during their continuing employment. Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, restricted stock, units of limited partnership interest of our Operating Partnership and LTIP units (excluding those issued on account of 2011 OPP, 2012 OPP and 2013 MYLTIP awards, until and unless they have been earned based on performance), in each case both vested and unvested, and shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted. Our goal in imposing this stock ownership requirement is to demonstrate to our stockholders and the investment community that our senior management is personally committed to our continued financial success.

Employment Agreements

We have employment agreements (see “Potential Payments Upon Termination or Change in Control” below) with each of our named executive officers. These agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. In return, each executive agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. The employment agreement with our new Chief Executive Officer, Mr. Thomas, which is summarized under the heading “Agreements Entered into in Connection with Succession Planning” beginning on page 55, includes severance benefits which are greater than those provided to our named executive officers. We believe that these agreements are fair to the executives and to our stockholders because these agreements provide relatively modest severance in exchange for the negative covenants which protect us. Further, because the severance level is negotiated up front, it makes it easier for our Board to terminate executives for performance reasons without the need for protracted negotiations over severance.

Change in Control Arrangements

We have an agreement with Mr. Zuckerman to provide him with certain severance benefits in the event of his termination under certain circumstances within 24 months following a “change in control.” (See “Potential Payments Upon Termination or Change in Control” below for further details.) We also have two change in control severance plans, one for our President, Executive Vice President, Chief Financial Officer and the Regional Office Heads, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide severance benefits in the event of termination of employment under certain circumstances within 24 months following a “change in control.” In all instances, these are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer. (See “Potential Payments Upon Termination or Change in Control” below for further details.) Under our 2012 Plan, all equity awards become fully vested upon a change in control. In our experience, change in control protection for executive officers is common in the REIT industry. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control. Very often, senior managers lose their jobs in connection with a change in control. By agreeing up front to provide severance benefits and accelerated vesting of equity grants in the event of a change in control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best merger consideration for our stockholders.

Our change in control arrangements also provide for a tax gross-up payment to our named executive officers and other executives covered in the two severance plans described above in the event they become subject to the 20% golden parachute excise tax. We agreed to this payment because at the time of adoption of these plans in 1998 it was market practice in the REIT industry and because our Compensation Committee believed that our management team should be able to receive what it bargained for without being subject to this tax.

Our new Chief Executive Officer, Mr. Thomas, is not covered under our change in control severance plans as his employment agreement provides for severance payments in the event of an involuntary termination of employment upon or within 24 months after a change in control. There is no excise tax gross-up payment in Mr. Thomas’ employment agreement.

Perquisites

We provide a car and a full-time driver for the use of Mr. Zuckerman. This allows him to use his time efficiently for business purposes during his travel time. The cost to the Company for the car and driver in 2012 was $244,912. For Messrs. Linde, Ritchey and Johnston, we provide a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

Deferred Compensation Plan

We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Nonqualified Deferred Compensation” beginning on page 49.

Other Benefits

Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($250,000 in 2012)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees.

Tax and Accounting Implications

Deductibility of Executive Compensation

Our Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not deduct compensation of more than $1 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance-related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Accounting for Stock-Based Compensation

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

David A. Twardock, Chair

Dr. Jacob A. Frenkel

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid for 2012, 2011 and 2010 to each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)(12)	Total ($)(13)
Mortimer B. Zuckerman Executive Chairman and Former Chief Executive Officer	2012	996,154	2,800,000	(1)	5,248,193	(5)(11)	1,368,750	(9)(11)	260,212	10,673,309
	2011	950,000	2,700,000	(2)	4,819,317	(6)(11)	1,248,000	(10)(11)	276,128	9,993,445
	2010	950,000	2,550,000	(3)	4,373,256	(7)(11)	—		221,810	8,095,066

Douglas T. Linde President	2012	619,231	1,450,000	(1)	3,077,515	(5)(11)	695,000	(9)(11)	31,500	5,873,246
	2011	550,000	1,375,000	(2)	2,790,485	(6)(11)	634,500	(10)(11)	31,110	5,381,095
	2010	550,000	1,300,000	(3)	1,954,008	(7)(11)	—		31,110	3,835,118

Raymond A. Ritchey Executive Vice President, Head of the Washington, D.C. Office and National Director of Acquisitions and Development	2012 2011 2010	646,154 600,000 600,000	1,400,000 1,375,000 1,300,000	(1) (2) (3)	2,824,207 2,536,825 2,050,000	(5)(11) (6)(11) (7)(11)	631,250 571,750 —	(9)(11) (10)(11)	28,203 27,746 27,690	5,529,814 5,111,321 3,977,690

Michael E. LaBelle Senior Vice President, Chief Financial Officer and Treasurer	2012 2011 2010	411,923 370,385 313,846	750,000 650,000 450,000	(1) (2) (3)	971,583 713,062 488,502	(5)(11) (6)(11) (7)(11)	156,250 129,250 —	(9)(11) (10)(11)	22,500 22,087 22,074	2,312,256 1,884,784 1,274,422

Peter D. Johnston Senior Vice President, Regional Manager of the Washington, D.C. Office	2012	361,231	550,000	(1)	868,298	(5)(11)	153,750	(9)(11)	28,203	1,961,482

E. Mitchell Norville Former Executive Vice President, Chief Operating Officer	2012 2011 2010	78,558 475,000 475,000	83,333 950,000 1,100,000	(4) (2) (3)	4,101,738 2,169,618 1,535,292	(8)(11) (6)(11) (7)(11)	259,537 440,500 —	(8)(11) (9)(11)	1,563,241 31,110 31,110	6,086,407 4,066,228 3,141,402

(1)	Represents a cash bonus paid to the named executive officer in 2013 in recognition of performance in 2012.
(2)	Represents a cash bonus paid to the named executive officer in 2012 in recognition of performance in 2011.
(3)	Represents a cash bonus paid to the named executive officer in 2011 in recognition of performance in 2010.
(4)	Represents a pro-rated accrued target cash bonus for 2012.
(5)	Represents the total fair value of common stock and LTIP unit awards and 2012 OPP Awards awarded in 2012, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the named executive officers relating to common stock and LTIP unit awards are as follows: Mr. Zuckerman – $3,783,293; Mr. Linde – $1,921,015; Mr. Ritchey – $1,744,807; Mr. LaBelle – $431,883 and Mr. Johnston – $424,973. The grant date fair values for the named executive officers relating to 2012 OPP Awards based upon the probable outcome of the performance conditions as of the grant date for the awards are as follows: Mr. Zuckerman – $1,464,900; Mr. Linde – $1,156,500; Mr. Ritchey – $1,079,400; Mr. LaBelle – $539,700 and Mr. Johnston – $443,325. The maximum value of the 2012 OPP Awards assuming that the highest level of performance conditions is achieved are as follows: Mr. Zuckerman – $7,600,000; Mr. Linde – $6,000,000; Mr. Ritchey – $5,600,000; Mr. LaBelle – $2,800,000 and Mr. Johnston – $2,300,000. To have value, the 2012 OPP Awards require the Company to outperform absolute and relative total shareholder return thresholds.
(6)

Represents the total fair value of common stock and LTIP unit awards and 2011 OPP Awards awarded in 2011, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair values for the named executive officers relating to common stock and LTIP unit awards are as follows: Mr. Zuckerman – $3,491,617; Mr. Linde – $1,775,185; Mr. Ritchey – $1,599,625; Mr. LaBelle – $361,612; and

Mr. Norville – $1,232,418. The grant date fair values for the named executive officers relating to 2011 OPP Awards based upon the probable outcome of the performance conditions as of the grant date for the awards are as follows: Mr. Zuckerman – $1,327,700; Mr. Linde – $1,015,300; Mr. Ritchey – $937,200; Mr. Norville – $937,200; and Mr. LaBelle – $351,450. The maximum value of the 2011 OPP Awards assuming that the highest level of performance conditions was achieved are as follows: Mr. Zuckerman – $6,800,000; Mr. Linde – $5,200,000; Mr. Ritchey – $4,800,000; Mr. LaBelle – $1,800,000; and Mr. Norville – $4,800,000. To have value, the 2011 OPP Awards require the Company to outperform absolute and relative total shareholder return thresholds.
(7)	Represents the total fair value of common stock and LTIP unit awards awarded in 2010, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(8)	Includes the total fair value of LTIP units awarded to Mr. Norville on February 13, 2012 of $1,217,564. On February 29, 2012, Mr. Norville resigned as Executive Vice President, Chief Operating Officer. In connection with his resignation, Mr. Norville entered into a separation agreement with the Company. Under the separation agreement, the vesting of 23,502 LTIP units and stock options to purchase 4,464 shares of common stock at an exercise price of $92.71 and 5,117 shares of common stock at an exercise price of $104.47 was accelerated on the separation date. Mr. Norville retained approximately 36% of his 2011 OPP Award, which will remain subject to the performance-based vesting criteria originally established for the 2011 OPP Awards. Accordingly, these amounts include the incremental fair values, computed in accordance with ASC Topic 718, of the modification of these awards as follows: LTIP units – $2,435,532; 2011 OPP Units – $448,642; and non-qualified stock options – $73,530.
(9)	Represents the total fair value of non-qualified stock option awards awarded in 2012, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(10)	Represents the total fair value of non-qualified stock option awards awarded in 2011, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(11)	A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2012 audited financial statements beginning on page 145 of our annual report on Form 10-K for the year ended December 31, 2012.
(12)	The table below shows the components of “All Other Compensation” for 2012, which include the life insurance premiums paid by us for group term life insurance, our match for each individual who made 401(k) contributions, the car and driver provided to Mr. Zuckerman, the car allowances provided to Messrs. Linde, Ritchey, Johnston and Norville and the costs to the Company of providing parking spaces to each individual. The amounts shown for company car, driver and car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. Mr. Norville’s severance benefits are described in “Potential Payments Upon Termination or Change in Control” below and “Compensation Discussion and Analysis” above. The components of “All Other Compensation” for 2010 and 2011 for each of the named executive officers were reported in our 2011 and 2012 proxy statements, respectively.

Name	Life Insurance ($)	401(k) Company Match ($)	Car and Driver / Car Allowance ($)	Parking ($)	Severance ($)	Total ($)
Mr. Zuckerman	300	15,000	244,912	—	—	260,212
Mr. Linde	600	15,000	9,000	6,900	—	31,500
Mr. Ritchey	600	15,000	9,000	3,603	—	28,203
Mr. LaBelle	600	15,000	0	6,900	—	22,500
Mr. Johnston	600	15,000	9,000	3,603	—	28,203
Mr. Norville	100	4,713	1,500	1,150	1,555,778	1,563,241

(13)	The amounts shown in the “Total” compensation column for each named executive officer equal the sum of all columns of the Summary Compensation Table.

2012 Grants of Plan-Based Awards

The following table provides additional information about the plan-based awards granted to our named executive officers during the year ended December 31, 2012.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Target ($)	Maximum ($)
Mortimer B. Zuckerman	2/3/2012	1/25/2012	—	—	38,172	—	—	3,783,293
	2/3/2012	1/25/2012	—	—	—	63,603	107.57	1,368,750
	2/7/2012	1/25/2012	0	7,600,000	—	—	—	1,464,900

Douglas T. Linde	2/3/2012	1/25/2012	—	—	19,382	—	—	1,921,015
	2/3/2012	1/25/2012	—	—	—	32,295	107.57	695,000
	2/7/2012	1/25/2012	0	6,000,000	—	—	—	1,156,500

Raymond A. Ritchey	2/3/2012	1/25/2012	—	—	17,604	—	—	1,744,807
	2/3/2012	1/25/2012	—	—	—	30,088	107.57	631,250
	2/7/2012	1/25/2012	0	5,600,000	—	—	—	1,079,400

Michael E. LaBelle	2/3/2012	1/25/2012	—	—	4,357	—	—	431,883
	2/3/2012	1/25/2012	—	—	—	7,260	107.57	156,250
	2/7/2012	1/25/2012	0	2,800,000	—	—	—	539,700

Peter D. Johnston	2/3/2012	1/25/2012	—	—	4,287	—	—	424,973
	2/3/2012	1/25/2012	—	—	—	7,144	107.57	153,750
	2/7/2012	1/25/2012	0	2,300,000	—	—	—	443,325

E. Mitchell Norville	2/13/2012	2/13/2012	—	—	12,649	—	—	1,217,564
	2/13/2012	2/13/2012	—	—	—	20,469	104.47	186,007
	2/13/2012	2/13/2012	—	—	23,502	—	—	2,435,532	(5)
	2/13/2012	2/13/2012	—	—	—	4,464	92.71	51,425	(5)
	2/13/2012	2/13/2012	—	—	—	5,117	104.47	22,105	(5)
	2/13/2012	2/13/2012	0	1,725,547	—	—	—	448,642	(5)

(1)	For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – Equity Award Grant Policy” above.
(2)	Represents 2012 OPP Awards for each named executive officer, other than Mr. Norville, and 2011 OPP Award for Mr. Norville. 2012 OPP Awards and 2011 OPP Awards may range from $0 to the maximum amount set forth in the table. Accordingly, the “Threshold” column is not applicable and has been omitted. Also, because there is no established target amount under this program, the amount reported in the “Target” subcolumn represents the amount the named executive officers would have earned if our performance for the three-year performance period under the program continued at the same annualized rate as we experienced from the first day of the performance period through December 31, 2012. Distributions payable on 2012 OPP Awards and 2011 OPP Awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned. Any 2012 OPP Awards earned based on performance vest 25% on February 7, 2015, 25% on February 7, 2016 and 50% on February 7, 2017, subject to exceptions discussed under “Potential Payments Upon Termination or Change in Control” below. Any 2011 OPP Awards earned based on performance vest 25% on February 1, 2014, 25% on February 1, 2015 and 50% on February 1, 2016.
(3)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each named executive officer. Each named executive officer elected to receive all LTIP units. Restricted common stock, LTIP units and non-qualified stock options were awarded under the 1997 Plan by the Compensation Committee of our Board of Directors. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances. In the case of Mr. Ritchey, all of such awards vested in September 2012 on the date he attained the age of 62 with at least 20 years of service with us.
(4)	Except as specifically noted otherwise in footnote 5, the amounts included in this column represent the full grant date fair value of the restricted common stock and LTIP unit awards, non-qualified stock option awards and 2012 OPP Awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2012 audited financial statements beginning on page 145 of our annual report on Form 10-K for the year ended December 31, 2012.
(5)	Amounts represent the incremental fair value, computed in accordance with ASC Topic 718, of the modification of a portion of Mr. Norville’s LTIP units, non-qualified stock option awards and 2011 OPP Award as described in footnote 8 to the Summary Compensation Table above.

Outstanding Equity Awards at December 31, 2012

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2012.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Mortimer B. Zuckerman	12,646	37,941	(4)	92.71	1/28/2021
		63,603	(5)	107.57	2/3/2022
						29,823	(6)	3,155,572
						36,226	(7)	3,833,073
						30,288	(8)	3,204,773
						38,172	(9)	4,038,979
									0	0
									0	0

Douglas T. Linde	6,429	19,290	(4)	92.71	1/28/2021
		32,295	(5)	107.57	2/3/2022
						13,128	(6)	1,389,074
						16,186	(7)	1,712,641
						15,399	(8)	1,629,368
						19,382	(9)	2,050,809
									0	0
									0	0

Raymond A. Ritchey	23,175	—	(4)	92.71	1/28/2021
	30,088	—	(5)	107.57	2/3/2022
						—	(10)	—
									0	0
									0	0

Michael E. LaBelle	1,309	3,930	(4)	92.71	1/28/2021
		7,260	(5)	107.57	2/3/2022
						2,426	(6)	256,695
						4,047	(7)	428,213
						3,137	(8)	331,926
						4,357	(9)	461,014
									0	0
									0	0

Peter D. Johnston	1,414	4,242	(4)	92.71	1/28/2021
		7,144	(5)	107.57	2/3/2022
						2,997	(6)	317,113
						3,723	(7)	393,931
						3,387	(8)	358,378
						4,287	(9)	453,607
									0	0
									0	0

E. Mitchell Norville									0	0

(1)	This table does not include LTIP unit and restricted common stock grants, 2013 MYLTIP Awards and non-qualified stock option grants made in February 2013 reflecting performance in 2012 because they were not outstanding at the end of 2012. Such grants are described above under “Compensation Discussion and Analysis.”
(2)	The market value of such holdings is based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2012 of $105.81 per share.
(3)	The number and market or payout value of equity incentive plan awards is based on the amount that would have been earned pursuant to the 2011 and 2012 OPP Awards if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2012 (2011 and 2012 OPP Awards are described under “Potential Payments Upon Termination or Change in Control” below).
(4)	On January 28, 2011, the named executive officers received awards of non-qualified stock options under the 1997 Plan as follows: Mr. Zuckerman – 50,587 options; Mr. Linde – 25,719 options; Mr. Ritchey – 23,175 options; Mr. LaBelle – 5,239 options; and Mr. Johnston – 5,656 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2012, subject to acceleration under certain circumstances. All of Mr. Ritchey’s options, LTIP units and shares of restricted common stock vested in September 2012 on the date he attained the age of 62 with at least 20 years of service with us.
(5)	On February 3, 2012, the named executive officers received awards of non-qualified stock options under the 1997 Plan as follows: Mr. Zuckerman – 63,603 options; Mr. Linde – 32,295 options; Mr. Ritchey – 30,088 options; Mr. LaBelle – 7,260 options and Mr. Johnston – 7,144 options. These options vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances. All of Mr. Ritchey’s options, LTIP units and shares of restricted common stock vested in September 2012 on the date he attained the age of 62 with at least 20 years of service with us.
(6)	On February 2, 2009, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Plan as follows: Mr. Zuckerman – 119,292 LTIP units; Mr. Linde – 52,511 LTIP units; Mr. LaBelle – 9,703 LTIP units; and Mr. Johnston – 11,986 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2010, subject to acceleration under certain circumstances.
(7)	On January 29, 2010, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Plan as follows: Mr. Zuckerman – 72,452 LTIP units; Mr. Linde – 32,372 LTIP units; Mr. LaBelle – 8,093 LTIP units; and Mr. Johnston – 7,445 LTIP units. These LTIP units and restricted common shares vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2011, subject to acceleration under certain circumstances.
(8)	On January 28, 2011, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Plan as follows: Mr. Zuckerman – 40,383 LTIP units; Mr. Linde – 20,531 LTIP units; Mr. LaBelle – 4,182 LTIP units; and Mr. Johnston – 4,515 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2012, subject to acceleration under certain circumstances.
(9)	On February 3, 2012, the named executive officers received awards of LTIP units and/or shares of restricted common stock under the 1997 Plan as follows: Mr. Zuckerman – 38,172 LTIP units; Mr. Linde – 19,382 LTIP units; Mr. LaBelle – 4,357 LTIP units; and Mr. Johnston – 4,287 LTIP units. These LTIP units vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15, 2013, subject to acceleration under certain circumstances.
(10)	All of Mr. Ritchey’s options, LTIP units and shares of restricted common stock vested in September 2012 on the date he attained the age of 62 with at least 20 years of service with us.

2012 Option Exercises and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our named executive officers in 2012 and the aggregate number of shares of common stock and LTIP units that vested in 2012. The value realized on exercise is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying exercised options. The value realized on vesting is the product of (1) the closing price on the New York Stock Exchange of a share of common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares/LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mortimer B. Zuckerman	—	—	73,642	7,179,359
Douglas T. Linde	—	—	33,248	3,241,348
Raymond A. Ritchey(1)	—	—	92,671	10,051,803
Michael E. LaBelle	—	—	6,210	605,413
Peter D. Johnston	—	—	7,546	735,660
E. Mitchell Norville(2)	14,044	107,584	49,369	4,908,402

(1)	Includes 37,973 LTIP units and 22,294 shares of restricted stock that vested in September 2012 on the date Mr. Ritchey attained the age of 62 with at least 20 years of service with us.
(2)	In connection with Mr. Norville’s resignation on February 29, 2012, the vesting of 23,502 LTIP units was accelerated.

Nonqualified Deferred Compensation

We provide our executives with the opportunity to defer up to 20% of their base salary and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 26 measurement funds which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2012 for the 26 measurement funds:

Name of Fund	2012 Rate of Return (%)
Allianz NFJ Dividend Value Fund	14.31
American Beacon Small Cap Value	16.52
Artisan Mid Cap	19.84
Buffalo Small Cap	19.93
Dodge & Cox International	21.03
Domini Social Equity	11.33
Oakmark Equity & Income	9.05
PIMCO Low Duration Bond	6.17
PIMCO Total Return Bond	10.35
T. Rowe Price Dividend Growth(1)	14.85
T. Rowe Price Equity Index	15.68
T. Rowe Price Growth Stock	18.92
T. Rowe Price Mid-Cap Value	19.63

Name of Fund	2012 Rate of Return (%)
T. Rowe Price Retirement 2005	11.35
T. Rowe Price Retirement 2010	12.44
T. Rowe Price Retirement 2015	13.81
T. Rowe Price Retirement 2020	15.01
T. Rowe Price Retirement 2025	16.00
T. Rowe Price Retirement 2030	16.82
T. Rowe Price Retirement 2035	17.35
T. Rowe Price Retirement 2040	17.55
T. Rowe Price Retirement 2045	17.62
T. Rowe Price Retirement 2050	17.55
T. Rowe Price Retirement 2055	17.60
T. Rowe Price Retirement Income	10.05
Virtus Real Estate Securities A	16.80

(1)	Effective December 21, 2012, T. Rowe Price Dividend Growth replaced Davis NY Venture. The annual rate of return for Davis NY Venture for the year ended December 31, 2012 was 13.05%.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2012, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance of each named executive officer under the deferred compensation plan as of December 31, 2012.

Name	Executive Contributions in 2012 ($)(1)(2)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012($)(2)
Mortimer B. Zuckerman	—	—	—	—	—
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	202,115	—	111,782	—	977,219
Michael E. LaBelle	106,192	—	51,805	11,131	435,266
Peter D. Johnston	100,000	—	124,107	—	1,045,775
E. Mitchell Norville	—	—	5,700	—	68,656

(1)	These amounts do not include any contributions out of bonus payments that were made during 2013 in recognition of performance in 2012.
(2)	Of the amounts reported in the contributions column, (a) $64,615 of Mr. Ritchey’s contributions and $41,192 of Mr. LaBelle’s contributions are also included in the Summary Compensation Table as salary for 2012 and (b) $137,500 of Mr. Ritchey’s contributions, $65,000 of Mr. LaBelle’s contributions and all of Mr. Johnston’s contributions are also included in the Summary Compensation Table as bonus for 2011 that was paid in 2012. Of the amounts reported in the aggregate balance column, (a) $31,385 of Mr. LaBelle’s aggregate balance is also included in the Summary Compensation Table as salary for 2010, (b) $37,039 of Mr. LaBelle’s aggregate balance and $60,000 of Mr. Ritchey’s aggregate balance is also included in the Summary Compensation Table as salary for 2011, (c) $27,500 of Mr. LaBelle’s aggregate balance is also included in the Summary Compensation Table as bonus for 2009 that was paid in 2010 and (d) $45,000 of Mr. LaBelle’s aggregate balance is also included in the Summary Compensation Table as bonus for 2010 that was paid in 2011.

Potential Payments Upon Termination or Change in Control

Mr. Zuckerman has an employment and noncompetition agreement with us. During the term of the agreement, Mr. Zuckerman will devote a majority of his business time to our business and affairs. The initial term of the agreement was three years beginning on January 17, 2003, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salary, Mr. Zuckerman is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors. The base salary of Mr. Zuckerman is to be reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion.

On March 10, 2013, we entered into a Transition Benefits Agreement with Mr. Zuckerman in connection with Mr. Thomas succeeding Mr. Zuckerman as Chief Executive Officer, as well as a new employment agreement with Mr. Thomas. See “Agreements Entered into in Connection with Succession Planning” beginning on page 55 for a summary of the terms of these two agreements. Because the Transition Benefits Agreement with Mr. Zuckerman and the employment agreement with Mr. Thomas were entered into after December 31, 2012, the discussion and tables below do not reflect the terms of such agreements.

Mr. Zuckerman’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on our interests or reputation. In addition, Mr. Zuckerman may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) a breach by us of any of our material obligations under his employment agreement, or (3) a material change in the geographic location at which he must perform his services.

If the employment of Mr. Zuckerman is terminated by us “without cause” or by Mr. Zuckerman for “good reason,” then he will be entitled to the amount of his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, he will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year; provided, however, that if any such payment would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after his separation from service or (2) his death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of such provision. Mr. Zuckerman is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

In the event Mr. Zuckerman’s employment with us is terminated by reason of death or disability, he or his beneficiary will be entitled to his accrued and unpaid target bonus prorated for the number of days actually employed during the year in which his employment is terminated. In addition, his equity grants will become fully vested and, subject to payment of premiums, he or his spouse and dependents may also participate in our health plan for up to 18 months.

The employment agreement prohibits Mr. Zuckerman, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with our tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to the employment agreement, however, Mr. Zuckerman may engage in minority interest passive investments (“Minority Interest Passive Investments”) which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Mr. Zuckerman is expressly permitted to participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities provided that such activities do not materially restrict his ability to fulfill his obligations to us as an employee and officer. In addition, the employment agreement provides that the noncompetition provision shall not apply if Mr. Zuckerman’s employment is terminated following our change in control.

Messrs. Linde, Ritchey, LaBelle and Johnston have similar employment agreements, except that the initial terms of the employment agreements are two years instead of three years, and these employees are permitted to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only.

Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment. Mr. Norville had an employment agreement with us that was similar to those of Messrs. Linde, Ritchey, LaBelle and Johnston.

The current base salaries for Messrs. Zuckerman, Linde, Ritchey, LaBelle and Johnston are set forth in the “Compensation Discussion and Analysis” section in this proxy statement.

We entered into a severance agreement with Mr. Zuckerman on July 30, 1998. The severance agreement provides for severance benefits to Mr. Zuckerman in the event of his termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Mr. Zuckerman will receive a lump sum amount equal to $3,630,000 within thirty-one days following the date of termination; provided, however that if the change in control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, then such amount will be payable over a 12-month period. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreement provides for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling. Notwithstanding the foregoing, if any payment or benefit that Mr. Zuckerman becomes entitled to receive under the severance agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after his separation from service, or (ii) his death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before Mr. Zuckerman’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the “severance plan”) on July 30, 1998 in order to reinforce and encourage the continued attention and dedication of the President, Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. Messrs. Linde, Ritchey, LaBelle, and Johnston are covered under the severance plan, as was Mr. Norville prior to his resignation. The severance plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of three (3) times such executive officer’s annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control” less any amount paid or payable to such executive officer by us under the terms of any employment agreement or other plan. Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreement with Mr. Zuckerman. Notwithstanding the foregoing, if any payment or benefit that the employee becomes entitled to receive under the severance plan would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code, then no such payment or benefit shall be payable or provided prior to the date that is the earlier of (i) six months and one day after the employee’s separation from service, or (ii) the employee’s death. Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of termination. On or before the employee’s date of termination, we will make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

The following tables show potential payments and benefits that would have been provided to our named executive officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2012. The closing market price of our common stock on the New York Stock Exchange on December 31, 2012 was $105.81 per share.

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Mortimer B. Zuckerman
Bonus	—	1,000,000	—	—	1,000,000
Severance	—	3,700,000	3,630,000	—	—
Unvested Equity Awards(2)(3)	—	7,315,786	14,729,424	14,729,424	14,729,424
2011 OPP Awards(4)	0	0	0	0	0
2012 OPP Awards(5)	0	0	0	0	0
Benefits Continuation	—	13,334	40,902	—	20,001
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	—	12,029,120	18,550,326	14,729,424	15,749,425

Douglas T. Linde
Bonus	—	625,000	—	—	625,000
Severance	—	2,000,000	5,575,000	—	—
Unvested Equity Awards(2)(3)	—	3,385,399	7,034,591	7,034,591	7,034,591
2011 OPP Awards(4)	—	0	0	0	0
2012 OPP Awards(5)	—	0	0	0	0
Benefits Continuation	—	16,298	50,694	—	24,447
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	—	6,026,697	12,810,285	7,034,591	7,684,038

Raymond A. Ritchey
Bonus	—	650,000	—	—	650,000
Severance	—	2,025,000	5,700,000	—	—
Unvested Equity Awards(2)(3)	—	—	—	—	—
2011 OPP Awards(4)	0	0	0	0	0
2012 OPP Awards(5)	0	0	0	0	0
Benefits Continuation	—	14,816	46,248	—	22,224
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	—	2,689,816	5,896,248	—	672,224

Michael E. LaBelle
Bonus	—	415,000	—	—	415,000
Severance	—	1,065,000	2,620,000	—	—
Unvested Equity Awards(2)(3)	—	713,814	1,529,331	1,529,331	1,529,331
2011 OPP Awards(4)	—	0	0	0	0
2012 OPP Awards(5)	—	0	0	0	0
Benefits Continuation	—	16,298	50,694	—	24,447
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	1,264,602	—	—

Total	—	2,210,112	5,614,627	1,529,331	1,968,778

Payments Upon Termination	Qualified Retirement ($)	Involuntary Not for Cause Termination/ Good Reason Termination ($)	Involuntary or Good Reason Termination Following Change in Control ($)(1)	Change in Control Without Termination ($)(1)	Death or Disability ($)
Peter D. Johnston
Bonus	—	362,000	—	—	362,000
Severance	—	862,000	2,436,000	—	—
Unvested Equity Awards(2)(3)	—	765,330	1,578,599	1,578,599	1,578,599
2011 OPP Awards(4)	—	0	0	0	0
2012 OPP Awards(5)	—	0	0	0	0
Benefits Continuation	—	16,298	50,694	—	24,447
Other Benefits(6)	—	—	150,000	—	—
Excise Tax Gross-Up	—	—	—	—	—

Total	—	2,005,628	4,215,293	1,578,599	1,965,046

(1)	Under our 1997 Plan and 2012 Plan, unless otherwise provided by the Compensation Committee at the time of grants, all equity grants become fully vested upon a change in control. For termination in connection with a change in control, assumes termination occurs simultaneously with the change in control.
(2)	In the event of an involuntary not for cause termination or a good reason termination prior to a change in control, the vesting of equity awards will be accelerated by 12 months. Accordingly, the following shares of restricted common stock, LTIP units and non-qualified stock options would have vested: Mr. Zuckerman – 67,575 LTIP units and 28,547 stock options; Mr. Linde – 31,199 LTIP units and 14,503 stock options; Mr. LaBelle – 6,584 LTIP units and 3,125 stock options; and Mr. Johnston – 7,058 LTIP units and 3,200 stock options. The value of the stock options is calculated as the difference between the closing price of the Company’s common stock on December 31, 2012 of $105.81 and the exercise price of the options. All of Mr. Ritchey’s LTIP units, shares of restricted common stock and options vested in September 2012 on the date he attained the age of 62 with at least 20 years of service with us.
(3)	In the event of (a) an involuntary not for cause termination or a good reason termination following a change in control, (b) a change in control without termination or (c) death or disability, all outstanding equity awards become fully vested. At December 31, 2012, Messrs. Zuckerman, Linde, LaBelle and Johnston held unvested restricted common stock, LTIP units and non-qualified stock options as follows: Messrs. Zuckerman – 134,509 LTIP units and 101,544 stock options; Mr. Linde – 64,095 LTIP units and 51,585 stock options; Mr. LaBelle – 13,967 LTIP units and 11,190 stock options; and Mr. Johnston – 14,394 LTIP units and 11,386 stock options. All of Mr. Ritchey’s LTIP units, shares of restricted common stock and stock options vested in September 2012 on the date he attained the age of 62 with at least 20 years of service with us.
(4)	Pursuant to the terms of the 2011 OPP awards, the performance-based vesting conditions of these awards could have been satisfied in the event of a change in control, depending on the per share consideration paid, and the time-based restrictions applicable to a recipient’s award would have been reduced or eliminated in the event of a change in control of the Company, the death or disability of the recipient, qualified retirement or the termination of the recipient’s employment by the Company without cause or by the recipient for good reason. In the event of a change in control as of December 31, 2012, none of the 2011 OPP awards would have been earned assuming the per share consideration in the change in control transaction equaled the closing stock price on December 31, 2012. In addition, because none of the 2011 OPP awards would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2012, the foregoing tables do not ascribe any value to the reduction or elimination of any time-based restrictions that would have occurred if any of the various events described above had occurred on December 31, 2012. As of December 31, 2012, only Messrs. Zuckerman and Ritchey were eligible for qualified retirement.
(5)

Pursuant to the terms of the 2012 OPP awards, the performance-based vesting conditions of these awards could have been satisfied in the event of a change in control, depending on the per share consideration paid, and the time-based restrictions applicable to a recipient’s award would have been reduced or eliminated in the event of a change in control of the Company, the death or disability of the recipient, qualified retirement or the termination of the recipient’s employment by the Company without cause or by the recipient for good reason. In the event of a change in control as of December 31, 2012, none of the 2012 OPP awards would have been earned assuming the per share consideration in the change in control transaction equaled the closing stock price on December 31, 2012. In addition, because none of the 2012 OPP awards would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2012, the foregoing tables do not ascribe any value to the reduction or elimination of any time-based restrictions that would have occurred if any of the various events described above had occurred on December 31, 2012. As of December 31, 2012, only Messrs. Zuckerman and Ritchey were eligible for qualified retirement.
(6)	Includes outplacement services valued at 15% of current base salary and bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

The amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “Nonqualified Deferred Compensation” beginning on page 49 for the plan balances of each named executive officer under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

Mr. Norville resigned as Executive Vice President, Chief Operating Officer of the Company effective as of February 29, 2012 (the “Separation Date”). In connection with his resignation, Mr. Norville entered into a separation agreement (the “Separation Agreement”) with the Company. Under the Separation Agreement, the Company provided Mr. Norville severance benefits totaling $1,555,778 consisting of cash severance of $1,450,000, consulting fees totaling $40,000 and continued health benefits and parking and outplacement services totaling $65,778. In addition, he received his cash bonus for 2011 of $950,000 and his prorated bonus for 2012 of $83,333. Finally, under the Separation Agreement, the vesting of 23,502 LTIP units and stock options to purchase 4,464 shares of common stock at an exercise price of $92.71 and 5,117 shares of common stock at an exercise price of $104.47 was accelerated on the Separation Date. The aggregate value of the accelerated equity awards on the Separation Date was $2,426,090. Mr. Norville retained approximately 36% of his 2011 OPP Award, which will remain subject to the performance-based vesting criteria originally established for the 2011 OPP Awards. Because none of the 2011 OPP awards would have been earned if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December  31, 2012, we do not ascribe any value to the reduction of time-based restrictions.

Agreements Entered into in Connection with Succession Planning

Employment Agreement with Mr. Thomas. The Company and Mr. Thomas entered into an employment agreement dated as of March 10, 2013. During the term of the employment agreement, Mr. Thomas will devote substantially all of his business time to the Company’s business and affairs, but will be allowed to continue certain outside positions. The initial term of the agreement is three years beginning on April 2, 2013 with automatic one-year renewals commencing on the third and fourth anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. In the event of a “change in control,” the term of Mr. Thomas’ employment shall be automatically extended until 24 months following the date of the “change in control.” Apart from base salary, which is $750,000 per year, Mr. Thomas’ annual target bonus is 230% of his base salary, which will be pro-rated for any partial year of employment. With respect to the bonus payable for 2013, Mr. Thomas has elected to receive such bonus in the form of equity of the Company. The base salary is to be reviewed annually by the Company’s Compensation Committee and may be increased but not decreased at its discretion.

The agreement provides that Mr. Thomas will purchase shares of common stock of the Company at market value with an aggregate value of $1.0 million as promptly as practicable following April 2, 2013 consistent with the Company’s policies and applicable law. The agreement also provides for initial equity awards to be granted to Mr. Thomas on April 2, 2013 with an aggregate fair value of $4,500,000. The initial equity awards consist of 55% in time-based full value shares (restricted stock or LTIP units), 20% in the form of time-based stock options, and 25% in 2013 MYLTIP awards. The time-based awards will vest in four equal annual installments on each of January 15, 2014, January 15, 2015, January 15, 2016, and January 15, 2017, subject to Mr. Thomas’ continued employment other than as described below. The performance-based LTIP units will be based on the Company’s total shareholder return over the performance period measured from February 5, 2013 to February 4, 2016 and shall include an additional two-year time-based vesting after the end of the performance period other than as described below. Going forward, Mr. Thomas will be entitled to participate in the Company’s long-term incentive equity program and will be eligible to receive equity-based incentive compensation, to be determined in the discretion of the Compensation Committee. Mr. Thomas is also entitled to participate in all employee benefit plans or programs of the Company generally available to its senior level executive employees as well as the use of a Company-owned or leased automobile.

Mr. Thomas’ employment with the Company is at-will and may be terminated by the Company with or without “cause” (as defined in the employment agreement) and may be terminated by Mr. Thomas with or without “good reason” (as defined in the employment agreement) upon prior written notice to the other party.

If the employment of Mr. Thomas is terminated by the Company “without cause” or by Mr. Thomas for “good reason” prior to a “change in control,” then Mr. Thomas will be entitled to a severance amount payable over a 24-month period equal to two times the sum of (x) his base salary plus (y) the amount of his cash bonus, if any, received or payable in respect of the immediately preceding year. Mr. Thomas is also entitled to a pro rata target bonus for the year of termination and full vesting of the initial equity awards with time-based vesting, an additional 24 months of vesting in his other time-based equity awards, acceleration of vesting of his performance-based awards to the extent provided in the relevant award agreements, and, subject to payment of premiums at the active employees’ rate, may also participate in the Company’s health plan for up to 24 months.

If Mr. Thomas’ employment with the Company ends upon the end of the initial three-year term or the first year of the extended term following a non-renewal by the Company, he is not entitled to receive any cash severance or benefits continuation, but he will receive accelerated vesting of his equity awards to the same extent as described above for a termination without “cause” or for “good reason.”

If the employment of Mr. Thomas is terminated by the Company “without cause” or by Mr. Thomas for “good reason” upon or within 24 months after a “change in control” of the Company, then Mr. Thomas will be entitled to his pro rata target cash bonus for the year of termination and a lump sum severance amount equal to three times the sum of (x) his base salary plus (y) the amount of his average annual cash bonus. Mr. Thomas will also be entitled to full vesting of his time-based equity awards, acceleration of vesting of his performance-based awards to the extent provided in the relevant award agreements, 36 months of financial counseling, tax preparation assistance and outplacement counseling, and, subject to payment of premiums at the active employees’ rate, may also participate in the Company’s health plan for up to 36 months. The employment agreement does not have any provision that will entitle Mr. Thomas to receive any tax gross-up payment from the Company.

The employment agreement prohibits Mr. Thomas, while he is an officer of the Company and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment, (2) intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity. Pursuant to the employment agreement, however, Mr. Thomas may engage in Minority Interest Passive Investments. In addition, the employment agreement provides that the non-competition provision shall not apply if Mr. Thomas’ employment is terminated following a change of control of the Company.

In connection with Mr. Thomas’ appointment as Chief Executive Officer and to the Board of Directors, the Company, the Operating Partnership and Mr. Thomas entered into an indemnification agreement in substantially the same form as the Company and the Operating Partnership have entered into with each of the Company’s existing officers and directors. The indemnification agreement requires, among other matters, that the Company and the Operating Partnership indemnify Mr. Thomas to the fullest extent permitted by law for all expenses and liabilities arising out of any proceeding involving Mr. Thomas by reason of his service as the Chief Executive Officer or as a member of the Board and advance to him all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Transition Benefits Agreement with Mr. Zuckerman.    In connection with Mr. Thomas succeeding Mr. Zuckerman as Chief Executive Officer, the Company and Mr. Zuckerman entered into a transition benefits agreement to recognize his extraordinary services previously rendered, ensure a well-managed transition and encourage Mr. Zuckerman to remain with the Company as Non-Executive Chairman after he ceases to be an employee of the Company and as a consultant to the Company thereafter. Under the terms of the transition benefits agreement, Mr. Zuckerman agreed to transition some of his current responsibilities to Mr. Thomas and to resign as an employee of the Company no later than January 1, 2015. However, the parties anticipate that Mr. Zuckerman will remain as the Non-Executive Chairman of the Company (subject to nomination by the Board and election by the stockholders in accordance with the Company’s charter and bylaws and applicable law) and will continue to provide substantial services to the Company as a consultant after he ceases to be an employee, on economic terms to be established by the parties at that time.

If Mr. Zuckerman remains employed by the Company through July 1, 2014, he will be entitled to receive on January 1, 2015 a lump sum cash payment of $6,700,000 and an equity award with a targeted value of $11,062,500. The amount of the cash payment will be reduced by any severance payments that may be due Mr. Zuckerman under his employment agreement with the Company, or change in control payments under his senior executive severance agreement with the Company; provided, however, that to the extent that any such severance payment under either agreement consists in whole or in part of a pro rata bonus or other payment that relates to a period of time during which Mr. Zuckerman performed services for the Company prior to the termination of his employment, the cash payment will not be reduced by the amount of such pro rata bonus or other payment. Additionally, while Mr. Zuckerman remains as Chairman of the Company (whether Executive or Non-Executive), the Company will provide him with the same perquisites provided to him on March 10, 2013.

Under the terms of the transition benefits agreement, the cash payment and equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014. If Mr. Zuckerman voluntarily terminates his employment for any reason before July 1, 2014, he will be entitled to receive only the vested percentage of the cash payment and the vested percentage of his equity award, which will be paid or awarded on January 1, 2015. If the Company terminates Mr. Zuckerman’s employment other than for “cause,” including for death or disability, prior to July 1, 2014, he will become fully vested in the cash payment and equity award which will be paid or awarded on January 1, 2015.

The transition benefits agreement provides that, without regard to whether Mr. Zuckerman is entitled to any other supplemental benefits under such agreement, if he terminates his employment with the Company for any reason, voluntarily or involuntarily, after March 10, 2013, he will become fully vested in any outstanding equity awards with time-based vesting and become vested on a pro-rated basis in any outstanding equity awards with performance-based vesting subject to attainment of performance goals.

In connection with entering into the transition benefits agreement, the Company and Mr. Zuckerman entered into a third amendment to his employment agreement with the Company, which provides that the term of Mr. Zuckerman’s employment will run through July 1, 2014 unless further extended by mutual agreement.

Compensation Risks

The Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking and concluded that:

•	significant weighting towards long-term incentive compensation discourages short-term risk-taking;

•

performance goals are set to avoid creating incentives for excessive risk-taking and their achievement does not automatically entitle management to formulaic cash bonuses or equity awards, which are at the discretion of the Compensation Committee;

•	vesting schedules for restricted stock, LTIP units and non-qualified stock options cause management to have a significant amount of unvested awards at any given time; and

•

share ownership guidelines require management to hold a certain amount of our stock, such that an appropriate portion of each senior officer’s personal wealth is aligned with our long-term performance.

The Compensation Committee focuses primarily on the compensation of named executive officers and regional managers because risk-related decisions depend predominantly on their judgment. The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. As described in “Compensation Discussion and Analysis,” the Compensation Committee endeavors to put in place for management incentives that cultivate a level of risk-taking behavior consistent with our business strategies and relies to a significant extent on subjective considerations to temper the potential for formulae or objective factors to influence risk-taking.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors. During 2012, we paid our non-employee directors:

•	an annual cash retainer of $60,000 (payable in quarterly installments) for their services;

•	an annual cash retainer of $15,000 (payable in quarterly installments) to the chair of each of the Audit Committee, Compensation Committee and NCG Committee;

•	$1,500 for each Board of Directors meeting attended; and

•	$1,500 to the members of each of the Audit Committee, Compensation Committee, NCG Committee and Significant Transactions Committee for each committee meeting attended.

Committee attendance fees are received whether or not the committee meeting is held on the same day as a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Mses. Budinger and Einiger and Messrs. Lustig, Patricof and Twardock each made an election, in accordance with our 2012 Plan and approved by our Board of Directors, to defer all cash retainer and meeting attendance fees payable to such director during 2012 and to receive his or her deferred cash compensation in the form of our common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the New York Stock Exchange on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may only be made in a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors.

Additionally, in 2012 each continuing non-employee director was entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted common stock or, if elected by such director, LTIP units (or a combination of both) valued at $85,000. In addition, any new non-employee director was entitled to receive, on the fifth business day after his or her initial election to our Board of Directors, a number of shares of restricted common stock (or, if offered by the Board of Directors and elected by such director, LTIP units) valued at $85,000 (prorated based on the number of months from the date the director is first appointed or elected to our Board of Directors to the date of the Company’s next annual meeting of stockholders). These annual and initial grants are made pursuant to a policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on May 22, 2012, Mses. Budinger and Einiger and Messrs. Bacow, Frenkel, Lustig, Patricof, Turchin and Twardock each received 823 LTIP units or shares of restricted common stock. Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

The Compensation Committee reviews and makes recommendations to the full Board of Directors regarding the compensation of non-employee directors, and the full Board of Directors is responsible for approving any changes to the compensation program for non-employee directors. The compensation program for non-employee directors remained the same for calendar years 2011 and 2012. The Compensation Committee currently expects that it will review the compensation of non-employee directors every two years and as circumstances arise that may dictate otherwise. In accordance with this policy, in the fall of 2012, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), an independent compensation consultant, to assist it in conducting a competitive review of the Company’s non-employee director compensation program. More specifically, Cook reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. Cook’s report presented data comparing our director compensation to market levels using four distinct peer groups – the same expanded and selective office peer groups used by the Compensation Committee in evaluating executive compensation for 2011, the new peer group used by the Compensation Committee in evaluating executive compensation for 2012 and a group of ten diversified financial service companies. While management interacted with Cook throughout its process, the Compensation Committee oversaw the selection of the peer groups and the overall project.

Cook’s findings showed that total annualized compensation paid to the non-employee directors was slightly below the median of the expanded peer group used in evaluating executive compensation for 2011, between the median and the 75th percentile of the selective office peer group used in evaluating executive compensation for 2011, between the 25th percentile and median of the new peer group used in evaluating executive compensation for 2012, and below the 25th percentile of the diversified financial peer group. Based on those findings, the Compensation Committee recommended targeting total compensation at approximately the 75th percentile of the new peer group used in evaluating executive compensation for 2012. Cook recommended implementing the pay increase by increasing the equity component of our non-employee director compensation program. Beginning with the 2013 annual meeting of stockholders, our Board of Directors approved an increase in the value of the shares of restricted stock (or, if offered by the Board of Directors and elected by such director, LTIP units) each continuing non-employee director is entitled to receive on the fifth business day after each annual meeting of stockholders to $120,000 with 100% of the award vesting on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders. Cook did not recommend, and the Compensation Committee did not make, any changes to the cash retainers or the cash meeting fees. In addition, effective January 1, 2013, the value of the shares of restricted stock (or, if offered by the Board of Directors and elected by such director, LTIP units) each new non-employee director is entitled to receive was also increased to $120,000, which amount will be prorated based on the number of months from the date the director is first appointed or elected to our Board of Director to the date of the Company’s next annual meeting of stockholders. Accordingly, Mr. Klein received an initial grant of 379 LTIP units on January 31, 2013. Initial grants will vest on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Director Compensation

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Lawrence S. Bacow	76,402	78,315	154,717
Zoë Baird Budinger	108,000	78,315	186,315
Carol B. Einiger	94,500	78,315	172,815
Dr. Jacob A. Frenkel	94,500	78,315	172,815
Joel I. Klein(3)	—	—	—
Matthew J. Lustig	70,500	78,315	148,815
Alan J. Patricof	114,000	78,315	192,315
Martin Turchin	91,500	81,661	173,161
David A. Twardock	124,500	85,000	209,500

(1)

Mses. Budinger and Einiger and Messrs. Lustig, Patricof and Twardock deferred their cash fees earned during 2012 and received in lieu thereof deferred stock units pursuant to our 2012 Plan as described above.

The following table summarizes the deferred stock units credited to the director accounts during 2012. The deferred stock awards earned in prior years by Messrs. Bacow and Turchin continued to accumulate dividend equivalents.

Name	Deferred Stock Units Earned during 2012 (#)
Lawrence S. Bacow(a)	145.07
Zoë Baird Budinger	1,118.36
Carol B. Einiger	1,078.16
Dr. Jacob A. Frenkel	—
Joel I. Klein	—
Matthew J. Lustig	674.50
Alan J. Patricof	1,581.53
Martin Turchin	367.80
David A. Twardock	1,428.26

(a)	On September 11, 2012, the date of Mr. Bacow’s resignation from our Board of Directors, the Company issued 9,567 shares of common stock to Mr. Bacow in settlement of his deferred stock award account.

(2)	Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2012, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 17 to our 2012 audited financial statements beginning on page 145 of our annual report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, our non-employee directors had the following unvested equity awards outstanding:

Name	LTIP Units (#)	Common Stock (#)
Lawrence S. Bacow(a)	—	—
Zoë Baird Budinger	823	—
Carol B. Einiger	823	—
Dr. Jacob A. Frenkel	823	—
Joel I. Klein	—	—
Matthew J. Lustig	823	—
Alan J. Patricof	823	—
Martin Turchin	411	412
David A. Twardock	—	823

(a)	Mr. Bacow forfeited 823 LTIP units on September 11, 2012, the date of his resignation from our Board of Directors.

(3)	Mr. Klein joined the Board of Directors on January 24, 2013.

Director Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, our deferred stock units (and related dividend equivalent rights), and LTIP units and common units in our Operating Partnership, whether vested or not, equal to at least the aggregate number of such shares or units received by the director as annual retainers during the first three years following the later of: (a) our 2007 annual meeting of stockholders or (b) our annual meeting of stockholders at which the director was initially elected or, if earlier, the first annual meeting of stockholders following the initial appointment of the director. Compliance with these ownership guidelines will be measured as of the end of each fiscal year. Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in the Company shall be exempt from this requirement. The NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. Twardock and Frenkel. Mr. Bacow also served on the Compensation Committee during 2012 until his resignation on September 11, 2012. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “say-on-pay” proposal or resolution.

At our 2011 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our named executive officers.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The Audit Committee of the Board of Directors has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. PricewaterhouseCoopers LLP has audited our consolidated financial statements since our initial public offering in June 1997. Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$1,397,746	$1,247,579
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	128,962	144,455

Subtotal	1,526,708	1,392,034

Audit-Related Fees
Audits required by lenders, joint ventures, tenants and employee benefit plans	237,663	233,824

Tax Fees
Recurring tax compliance	240,956	181,932
Tax planning and research	91,997	100,869
REIT and other compliance matters	53,292	41,560
Tax assistance for potential transactions	61,282	223,713
Sales and use tax examinations	79,599	46,843

Subtotal	527,126	594,917

All Other Fees
Software licensing fee	1,800	1,800

Total	$2,293,297	$2,222,575

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-

approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2012 and 2011 fiscal years.

Vote Required

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

The Board of Directors unanimously recommends a vote FOR this proposal. Properly authorized proxies solicited by the Board will be voted FOR this proposal unless instructions to the contrary are given.

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2012 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2012.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Carol B. Einiger

David A. Twardock

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Director Independence” beginning on page 5 of this proxy statement.

Since January 1, 2012, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $1,728,677. Given current leasing activity, the Company expects to pay additional commissions to this firm during 2013. Mr. Ritchey is an Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

Through an arrangement with CB Richard Ellis (“CBRE”) and its predecessor, Insignia/ESG, Inc. that has been in place since 1985, Mr. Turchin participates and Turchin & Associates, an entity owned by Mr. Turchin (95%) and his son (5%), participated in the past, in brokerage activities for which CBRE is retained as a leasing agent, some of which involve leases for space within buildings owned by the Company. Additionally, Mr. Turchin’s son is employed by CBRE and works on transactions for which CBRE earns commission income from the Company. Mr. Turchin’s son’s compensation from CBRE is in the form of salary plus bonus, neither of which is directly tied to CBRE’s transactions with the Company. In 2012, 2011 and 2010, Mr. Turchin received income of approximately $199,000, $24,300 and $93,000, respectively, from commissions earned by CBRE from the Company. Pursuant to its arrangement with CBRE, Mr. Turchin has confirmed to Boston Properties that he and Turchin & Associates are paid on the same basis with respect to properties owned by Boston Properties as they are with respect to properties owned by other clients of CBRE. Mr. Turchin does not participate in any discussions or other activities relating to our contractual arrangements with CBRE either in his capacity as a member of our Board of Directors or as a Vice-Chairman of CBRE.

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis, who is the brother of Mr. Mitchell S. Landis, the Senior Vice President and Regional Manager of our Princeton office, a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. A. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. A. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. A. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, we and Mr. A. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

On October 21, 2004, the Operating Partnership and Mr. A. Landis entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. A. Landis amended the Development Agreement to limit the rights of Mr. A. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. A. Landis agreed that (1) Mr. A. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. A. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. A. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, we agreed to:

•

effective as of June 30, 1998, pay Mr. A. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•

pay an affiliate of Mr. A. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. A. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. A. Landis will remain responsible for all carrying costs associated with such land parcel.

Pursuant to the Development Agreement, as amended by the 2004 Agreement, we paid Mr. A. Landis $125,000 on each of January 1, 2012 and January 1, 2013.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

Stockholder Proposals for the 2014 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2014 annual meeting must be received by Boston Properties on or before December 6, 2013 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2014 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2014 annual meeting, must be received in writing at our principal executive office not earlier than January 21, 2014, nor later than March 7, 2014, unless our 2014 annual meeting of stockholders is scheduled to take place before April 21, 2014 or after July 20, 2014. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn: Secretary.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours per day, 7 days per week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 20, 2013.
Vote by Internet
• Go to www.envisionreports.com/BXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

The Board of Directors recommends a vote “FOR” all of the nominees listed.													+
1.	To elect the eleven nominees named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Zoë Baird Budinger	☐	☐	☐	05 - Douglas T. Linde	☐	☐	☐	09 - Martin Turchin	☐	☐	☐

	02 - Carol B. Einiger	☐	☐	☐	06 - Matthew J. Lustig	☐	☐	☐	10 - David A. Twardock	☐	☐	☐

	03 - Jacob A. Frenkel	☐	☐	☐	07 - Alan J. Patricof	☐	☐	☐	11 - Mortimer B. Zuckerman	☐	☐	☐

	04 - Joel I. Klein	☐	☐	☐	08 - Owen D. Thomas	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.						For	Against	Abstain

2.	To approve, by non-binding resolution, the Company’s named executive officer compensation.					☐	☐	☐

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.					☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy	+

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2013

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 399 Park Avenue, 13th Floor, New York, NY 10022 on May 21, 2013 at 10:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, SIGN AND DATE AND RETURN PROMPTLY, OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE BOTH SIDES OF THIS CARD.	+